Exhibit 10.1
Execution Version

LIMITED LIABILITY COMPANY AGREEMENT
OF
QL ENERGY I, LLC
(A DELAWARE LIMITED LIABILITY COMPANY)
DATED AS OF JUNE 30, 2015

THE OFFER OR SALE OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES ACTS OR OTHER SIMILAR STATUTES IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE OFFER, SALE OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS IS PROHIBITED UNLESS SUCH OFFER, SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS, OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH TRANSFER. ADDITIONAL RESTRICTIONS ON TRANSFER OF THE MEMBERSHIP INTERESTS ARE SET FORTH IN THIS AGREEMENT. BY ACQUIRING THE MEMBERSHIP INTERESTS IN QL ENERGY I, LLC, EACH MEMBER REPRESENTS THAT IT HAS ACQUIRED THE MEMBERSHIP INTERESTS FOR INVESTMENT AND THAT IT WILL NOT OFFER, SELL OR OTHERWISE DISPOSE OF THE MEMBERSHIP INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS THEREUNDER, UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH TRANSFER, AND THE REQUIREMENTS OF THIS AGREEMENT.

US 3392126v.40

TABLE OF CONTENTS
Page

	Article 1
	Organization

1.1	Formation	1
1.2	Name	1
1.3	Business	1
1.4	Places of Business; Registered Agent	1
1.5	Term	2
1.6	Qualification in Other Jurisdictions	2
1.7	No State Law Partnership	2
1.8	Title to Company Property	2

	Article 2
	Definitions and References

2.1	Defined Terms	2
2.2	References, Titles and Other Rules of Construction	10

	Article 3
	Capitalization and Admission of Members

3.1	Capital Contributions, Purchase of Interests and Admission of Members	11
3.2	Classes of Interests	12
3.3	Return of Contributions	12

	Article 4
	Allocations and Distributions

4.1	Allocation Among Members	12
4.2	Distributions	13
4.3	Tax Advances and Withholding	15
4.4	Special Provisions for LINN Incentive Members	15

	Article 5
	Management of the Company

5.1	Manager (Director) Managed Company	16
5.2	Number and Designation of Directors	16
5.3	Voting and Action	16
5.4	Resignation and Removal	17
5.5	Vacancies	17
5.6	Powers of Directors	17
5.7	Authority	17
5.8	Meetings of Directors	20
5.9	Fiduciary Duties	21

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5.10	Indemnification; Advancement of Expenses; Insurance; Limitation of Liability	21
5.11	Conflicts of Interest	24
5.12	Insurance	24
5.13	Tax Elections	25
5.14	Tax Returns	25
5.15	Tax Matters Partner	25
5.16	Classification	26
5.17	Qualifying Income	26

	Article 6
	Rights of Members

6.1	Rights of Members	26
6.2	Limitations on Members	26
6.3	Liability to Third Parties	27
6.4	Action by Members	27

	Article 7
	Books, Reports, Expenses and Confidentiality

7.1	Books and Records; Capital Accounts	28
7.2	Bank Accounts	28
7.3	Reports	28
7.4	Budgets	29
7.5	Confidentiality	30
7.6	Expenses	31
7.7	Provisions Relating to LINN Incentive Members	32

	Article 8
	Winding Up, Liquidation and Termination

8.1	Winding Up	32
8.2	Liquidation and Termination	32

	Article 9
	Transfer of Interests

9.1	Limitation on Transfer	33
9.2	Transferees	34
9.3	Drag-Along Rights	34

	Article 10
	Miscellaneous

10.1	Notices	35
10.2	Entire Agreement	36
10.3	Governing Law and Waiver of Jury Trial	36
10.4	Waiver of Action for Partition	36
10.5	Successors and Assigns	36

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10.6	Amendment	37
10.7	Counterparts	37
10.8	Further Assurances	37
10.9	No Waiver	37
10.10	Severability	37
10.11	Public Statements	37
10.12	No Third Party Beneficiaries	38
10.13	Execution in Writing	38
10.14	Representation by Counsel	38

EXHIBITS

Exhibit A	Capital Commitments
Exhibit B	LINN Incentive Pool Plan
Exhibit C	Allocations and Tax Procedures
Exhibit D	Guidelines Applicable to LINN Incentive Units

iii

LIMITED LIABILITY COMPANY AGREEMENT
OF
QL ENERGY I, LLC
This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of QL Energy I, LLC (the “Company”), dated as of June 30, 2015 (the “Effective Date”), is made by and among the undersigned Members of the Company. Capitalized terms used herein shall have the meanings set forth in Article 2 unless otherwise defined herein.
ARTICLE 1
ORGANIZATION
1.1    Formation. The Company has been organized as a Delaware limited liability company pursuant to the DLLCA.
1.2    Name. The name of the Company shall be “QL Energy I, LLC.” Subject to all applicable laws, all business of the Company shall be conducted in such name or under such other name or names as the Board of Directors shall determine to be necessary. The Board of Directors shall cause to be filed on behalf of the Company such assumed or fictitious name certificates or similar instruments as may from time to time be required by law.
1.3    Business. The business of the Company shall be to (a) acquire, develop and exploit oil and gas properties, including related gathering, compression and processing assets, in North America, and (b) take all such other actions incidental or ancillary to the foregoing as the Board of Directors may determine to be necessary or desirable. Notwithstanding the foregoing, the Company may engage in any other lawful business activity approved by the Board of Directors and for which limited liability companies may be organized under the DLLCA.
1.4    Places of Business; Registered Agent.
(a)    The address of the principal office and place of business of the Company shall be 1401 McKinney Street, Suite 2700, Houston, TX 77010. The Board of Directors may change the location of the Company’s principal place of business and may establish such additional place or places of business of the Company as it deems advisable.
(b)    The registered office of the Company required by the DLLCA to be maintained in the State of Delaware shall be the registered office named in the Certificate or such other office (which need not be a place of business of the Company) as the Board of Directors may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Certificate or such other Person as the Board of Directors may designate from time to time in the manner provided by law. The Board of Directors may designate additional offices and/or agents and may change any registered office or agent of the Company at any time as deemed advisable.

1

1.5    Term. Pursuant to the DLLCA, the existence of the Company began on the date of the filing of the Certificate with the Secretary of State of Delaware and shall continue until December 31, 2020 (unless extended pursuant to Section 8.1(a) or earlier terminated in accordance with Article 8).
1.6    Qualification in Other Jurisdictions. The Board of Directors shall have authority to cause the Company to do business in any jurisdiction. The Company will be qualified, formed, reformed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business if such qualification, formation, reformation or registration is necessary or desirable in order to protect the limited liability of the Members or to permit the Company lawfully to transact business.
1.7    No State Law Partnership. No provision of this Agreement shall be interpreted so as to deem or construe the Company as a partnership (including a limited partnership) or joint venture or any Member or Director as a partner or joint venturer of any other Member or Director for any purposes other than federal and state tax purposes.
1.8    Title to Company Property. All property initially contributed to the Company or thereafter acquired by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership interest in such property in his or its separate name or right. The Company may hold its property in its own name or in the name of a nominee determined by the Board of Directors.
ARTICLE 2
DEFINITIONS AND REFERENCES
2.1    Defined Terms. When used in this Agreement, the following terms shall have the respective meanings set forth below:
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person; provided, however, that no Portfolio Company shall be considered an Affiliate when such term is used in the definition of “Covered Person,” Section 5.10 and Section 7.5.
“Agreement” has the meaning given to such term in the introductory paragraph.
“Approved Budget” means a budget described in Section 7.4(c) and approved pursuant to the provisions of this Agreement.
“Approved Parties” has the meaning given to such term in Section 6.2(b).
“Base Return” means, with respect to the Capital Member, the point at which the sum of the Net Present Values, using an annual discount rate of 8.0% (compounded quarterly), of all Capital Contributions made by the Capital Member and all distributions made by the Company to the Capital Member pursuant to Section 4.2(a)(i) is $0. The “Net Present Value” shall be determined separately for each Capital Contribution made by, and each distribution made by the Company to, the Capital Member as follows:
Net Present Value = X/((1+8.0%/4)4)N, where:
“X” equals the dollar amount of the Capital Contribution or distribution for which the Net Present Value calculation is being computed; and
“N” equals the number of years (or fraction thereof if less than a whole year) from the Effective Date to the date such Capital Contribution or distribution, as applicable, is made.
For purposes of this formula, each Capital Contribution amount shall be a negative number on the date of contribution and each distribution amount shall be a positive number on the date of distribution.
“Board Approval” has the meaning given to such term in Section 5.3.
“Board of Directors” means the Persons designated to manage the business of the Company in the capacity as Directors pursuant to Article 5 of this Agreement.
“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by law to close in the State of Texas.
“Campbell” means John H. Campbell, Jr., an individual.
“Capital Account” means the capital account maintained for any Member pursuant to the requirements set forth in Section C.1.2 of Exhibit C.
“Capital Commitment” means at any particular time the total capital commitment of the Capital Member as approved by the Board of Directors and set forth on Exhibit A attached hereto. Exhibit A shall be modified from time to time to reflect any changes in the Capital Commitment of the Capital Member as provided herein.
“Capital Contribution” means for any Capital Member at any particular time the aggregate of the dollar amount of any cash and the Net Agreed Value of any property contributed pursuant to Article 3 to the capital of the Company, as such Net Agreed Value is determined by the Board of Directors, but does not include any contribution pursuant to Section 4.2(d) or Section 8.2(c).
“Capital Interest” means those Interests held by a Member in its capacity as a Capital Member. For purposes of clarification, a Capital Interest shall not include any Interest attributable to the LINN Incentive Units.
“Capital Member” means Quantum.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on May 22, 2015.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
“Company” means QL Energy I, LLC, a Delaware limited liability company.
“Company Group” means all and any of the Company and the subsidiaries of the Company.
“Company MSA Termination” means the termination of the MSA by the Company solely as a result of the election of the Company not to renew the MSA, in each case in accordance with Section 10.1 of the MSA; provided that such termination shall not constitute a Company MSA Termination for purposes of this Agreement if a LINN Event has previously occurred (and solely in the case of clause (ii) of the definition of LINN Event, such LINN Event is deemed to exist at the time of such election) and such election occurs during the Initial Term or Renewal Term (as each term is defined in the MSA), as applicable, during which notice of such LINN Event is given to the Company and Quantum pursuant to Section 10.1 of this Agreement or the immediately succeeding Renewal Term.
“Company MSA Termination Date” means the date the MSA terminates as a result of a Company MSA Termination in accordance with Section 10.1 of the MSA.
“Confidential Information” means any information which is currently held by the Company or is hereafter acquired, developed or used by the Company relating to business opportunities or other geological, geophysical, engineering, operational, economic, financial, management or other aspects of the business, operations, properties or prospects of the Company, whether oral or in written form, but shall exclude any information which (a) has become part of common knowledge or understanding in the energy industry or becomes generally available to the public (other than from wrongful disclosure in violation of this Agreement or any other applicable confidentiality agreement), or (b) was rightfully in the possession, from a source other than the Company, of a Member or Director of the Company prior to the date such Member or Director first became such.
“Control,” “Controlling” or “Controlled” means the possession, directly or indirectly, through one or more intermediaries, of the following: (a) in the case of a corporation, more than fifty percent (50%) of the outstanding voting securities thereof, (b) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than fifty percent (50%) of the distributions therefrom (including liquidating distributions) or more than fifty percent (50%) of the outstanding voting securities thereof, (c) in the case of a trust or estate, more than fifty percent (50%) of the beneficial interest therein, (d) in the case of any other entity, more than fifty percent (50%) of the economic or beneficial interest therein or (e) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of the entity.

“Covered Person” means, (a) with respect to each Member, (i) such Member in its capacity as a Member, (ii) each of such Member’s officers, directors, liquidators, partners, equityholders, managers and members in their capacity as such and (iii) each of such Member’s Affiliates (other than the Company and its subsidiaries) and each of their respective officers, directors, liquidators, partners, equityholders, managers and members in their capacities as such); (b) each current and former Director, in such Person’s capacity as a Director; (c) each current and former officer of the Company, in such Person’s capacity as an officer; and (d) any other Person who the Board of Directors expressly designates as a Covered Person in a written resolution.
“Cumulative Aggregate Distributions” has the meaning given to such term in Section 8.2(c).
“Deficit Member” has the meaning given to such term in Section 8.2(c).
“Development Agreement” means that certain Development Agreement dated of even date herewith between LINN and the Company, as the same may be amended or restated from time to time.
“Directors” has the meaning given to such term in Section 5.1.
“Distribution Excess Amount” means, with respect to each LINN Incentive Member, without duplication, the sum of any Interim Distribution Excess Amounts and any Holdback Distribution Excess Amounts with respect to the LINN Incentive Units held by such LINN Incentive Member.
“DLLCA” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et. seq., as it may be amended from time to time, and any successor to the DLLCA.
“Drag-Along Notice” has the meaning given to such term in Section 9.3(a).
“Effective Date” has the meaning given to such term in the introductory paragraph.
“Ellis” means Mark E. Ellis, an individual.
“Entity” means any Person other than a natural person.
“Excess Tax Liability” means the excess, if any, of the cumulative Maximum Tax Liability of a Member for all completed Fiscal Years, or Fiscal Quarters, as the case may be, over the cumulative distributions and Tax Advances previously made, if any, to such Member pursuant to Section 4.2 and Section 4.3(a).
“Final Sale” means a sale by the Company that would constitute a LINN Vesting Event.

“Final Sale Distribution Deadline” has the meaning given to such term in Section 4.2.
“Fiscal Quarters” means the three month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.
“Fiscal Year” means the 12‑month period ending December 31 of each year; provided, however, that the first Fiscal Year shall commence on the Effective Date and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the final Fiscal Year to reflect that such period is less than a full calendar year period).
“Funds” has the meaning given to such term in Section 7.5(a).
“G&A” means general and administrative expenses not including amounts payable under the MSA.
“GAAP” means generally accepted United States accounting principles, applied on a consistent basis.
“Holdback Distribution Excess Amounts” means, with respect to each LINN Incentive Member, the amount of any Interim Distribution made in respect of unvested LINN Incentive Units held by such LINN Incentive Member that are deemed vested pursuant to the proviso in the first sentence of Section 3.5 of the LINN Incentive Pool Plan.
“Initial Budget” has the meaning given to such term in Section 7.4(a).
“Interest” means a membership interest of any class in the Company with all the rights and interests of a Member in any class in the Company under this Agreement and the DLLCA, including (a) the right, if any, of a Member to receive allocations of income and loss and distributions or liquidation proceeds under this Agreement, (b) all management rights, voting rights or rights to consent, if any, and (c) any obligation to make Capital Contributions, if any, as set forth in this Agreement.
“Interim Distribution” means a distribution of any Interim Sale Proceeds.
“Interim Distribution Excess Amount” has the meaning given to such term in Section 4.2(b)(iii).
“Interim Sale” means the sale by the Company, other than a Final Sale, of any assets of the Company, the proceeds of which are $100,000,000 or greater, in one or more series of related transactions.
“Interim Sale Assets” means any assets that are the subject of an Interim Sale.

“Interim Sale Proceeds” means the net cash proceeds (after the payment of transaction fees and expenses) from any Interim Sale reduced by any repayment of debt from such proceeds and any reserves that the Board of Directors determines is necessary or required for the conduct of the business of the Company, including to allow the Company to comply with all covenants and other obligations under any purchase and sale agreements, loan agreements, security agreements or other agreements to which the Company is a party or to meet other liabilities or obligations of the Company.
“LINN” means LINN Energy, LLC, a Delaware limited liability company, and any successor or permitted assign thereof.
“LINN Credit Facility” means the Sixth Amended and Restated Credit Agreement dated as of April 24, 2013, among Linn Energy, LLC as Borrower, Wells Fargo Bank, National Association as Administrative Agent, and the Lenders and agents party thereto, as amended or replaced from time to time following the Effective Date.
“LINN Directors” means the Directors designated by LINN as provided in Section 5.2.
“LINN Event” means (i) a Change of Control of LINN; (ii) any default by LINN under the LINN Credit Facility, in each case beyond the grace period, if any, provided therefor, if the effect of such default causes or permits the lenders under the LINN Credit Facility to cause the LINN Credit Facility to become or be declared due and payable (or subject to a compulsory repurchase or redemption) or requires or permits the lenders under the LINN Credit Facility to require the prepayment, redemption, repurchase or defeasance of, or causes or permits the lenders under the LINN Credit Facility to cause LINN to make any offer to prepay, redeem, repurchase or defease the LINN Credit Facility, prior to its stated maturity; provided, however that a LINN Event shall no longer be deemed to exist after (a) LINN makes any such payment, redemption, repurchase or defeasance in the time required by the lenders under the LINN Credit Facility or (b) the LINN Credit Facility is modified or amended such that the payment, redemption, repurchase or defeasance is no longer required by the lenders; (iii) a material breach or material default by LINN of the Development Agreement; (iv) a breach or other event under the MSA which gives the Company the right to terminate the MSA pursuant to Section 10.2(c)(i), 10.2(c)(ii) or 10.2(c)(iv) of the MSA; or (v) such time as Ellis no longer serves as Chief Executive Officer of LINN.
“LINN Incentive Interest” means an Interest represented by LINN Incentive Units. For purposes of clarification, a LINN Incentive Interest shall not include any Interest attributable to the Capital Interests.
“LINN Incentive Member” means a Member who holds LINN Incentive Units.
“LINN Incentive Percentage” means an amount, expressed as a percentage, equal to the product of 20% multiplied by a fraction, (i) the numerator of which equals the total number of LINN Incentive Units outstanding at the time of such distribution and (ii) the denominator of which equals the total number of LINN Incentive Units authorized to be issued. For the avoidance of doubt, any LINN Incentive Units forfeited pursuant to the LINN Incentive Pool Plan shall be considered authorized but not outstanding for the purposes of such calculation.

“LINN Incentive Pool Plan” means the incentive pool plan that governs the issuance of LINN Incentive Units and the rights and obligations applicable to the LINN Incentive Members as more particularly set forth in Exhibit B.
“LINN Incentive Unit” is defined in the LINN Incentive Pool Plan.
“LINN Incentive Unit Sharing Percentages” means, as to each LINN Incentive Member as of any time of determination, the percentage that the number of LINN Incentive Units held by such LINN Incentive Member at such time bears to the total outstanding LINN Incentive Units.
“LINN MSA Termination” means the termination of the MSA solely as a result of the election of LINN not to renew the MSA in accordance with Section 10.1 thereof.
“LINN Vesting Event” means a “Vesting Event,” as defined in the LINN Incentive Pool Plan.
"Management Director" has the meaning given to such term in Section 5.2.
“Marketable Securities” means common stock, common units or other common equity interests approved for listing on a North American or European stock exchange with a public float of $500,000,000 or more.
“Maximum Tax Liability” means an amount determined for each Member for a completed Fiscal Year, or Fiscal Quarter, as the case may be, equal to the portion of the Company’s net income allocated to the Member for federal, state or local income tax purposes for such Fiscal Year, or Fiscal Quarter, multiplied by the sum of the highest marginal federal, state and local income tax rates for individuals, or if a greater rate, for corporations, and, in the case of a Member that is an Entity subject to franchise, margin or gross receipts tax, the highest franchise, margin or gross receipts tax rate, in effect for such Fiscal Year for that amount of the net income considered ordinary income and multiplied by the highest capital gains rate for individuals in effect for such Fiscal Year for that amount of the net income considered “net capital gains” (as such term is defined in Section 1222(11) of the Code) reduced by tax credits that would be available to such Member in respect of its investment in the Company. In determining cumulative Maximum Tax Liability for purposes of Section 4.3(a), net losses allocated to a Member for a Fiscal Year that are allowed to be carried forward under applicable tax laws to a later year shall be deducted from net income in that later year.
“Member Cumulative Share” has the meaning given to such term in Section 8.2(c).
“Members” means the Capital Member and the LINN Incentive Members.

“MSA” means that certain Management Services Agreement dated of even date herewith between LINN and the Company, as the same may be amended or restated from time to time.
“MSA Manager” means the Manager as defined in the MSA.
“MSA Termination Date” means the date the MSA terminates in accordance with its terms.
“MSA Transition Period” means the period during which LINN is performing Transition Services (as defined in the MSA) following the MSA Termination Date.
“Net Agreed Value” means (a) in the case of any property contributed to the Company, the Gross Asset Value (as such term is defined in Exhibit C) of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to the Members by the Company, the Gross Asset Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by the Members upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.
“Other Indemnitors” has the meaning given to such term in Section 5.10(j).
“Other Investments” has the meaning given to such term in Section 6.2(c).
“Person” means an individual, an estate or a corporation, partnership, joint venture, limited partnership, limited liability company, trust, unincorporated organization, association or any other Entity.
“Portfolio Companies” has the meaning given to such term in Section 7.5(a).
“Qualifying Incentive Members” means any LINN Incentive Member that provides credit support reasonably acceptable to the Quantum Directors to collateralize the obligations of such LINN Incentive Member to repay Distribution Excess Amounts as set forth in this Agreement or the LINN Incentive Pool Plan.
“Quantum” means Q-QL I (VI) Investment Partners, LLC, a Delaware limited liability company, and its successor(s) and permitted assigns.
“Quantum Directors” means the Directors designated by Quantum as provided in Section 5.2.
“Rockov” means Kolja Rockov, an individual.
“Securities Act” means the Securities Act of 1933, as amended.

“Special Approval” has the meaning given to such term in Section 5.11.
“Tax Advance” has the meaning given to such term in Section 4.3(a).
“Tax Distribution Dates” has the meaning given to such term in Section 4.3(a).
“Total Distributions” means, as of any date of determination, the total amount of cash and the Net Agreed Value (as of the date of actual distribution) of all property distributed to the Members as of such date of determination pursuant to Section 4.2.
“Transfer” or “Transferred” means to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value, any Interest.
“Transfer Notice” has the meaning given to such term in Section 9.3(a).
“Treasury Regulation” or “Treas. Reg.” means any temporary or final income tax regulation issued by the United States Treasury Department.
“Unfunded Capital Commitment” means, with respect to the Capital Member as of any date of determination, the Capital Member’s Capital Commitment as of such date less the aggregate amount of all Capital Contributions made by the Capital Member as of such date; provided, however, that, at such time as the Capital Member has made all of the Capital Contributions it is obligated to make hereunder, its Unfunded Capital Commitment shall thereafter be zero.
“Wholly-Owned Subsidiary” means, with respect to LINN, a wholly-owned subsidiary of LINN.
2.2    References, Titles and Other Rules of Construction. All references in this Agreement to articles, sections, subsections, other subdivisions and exhibits refer to corresponding articles, sections, subsections, other subdivisions and exhibits of this Agreement unless expressly provided otherwise. All exhibits and schedules attached to this Agreement shall be deemed a part of this Agreement for all purposes. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Any reference to any contract or agreement (including schedules, exhibits and other attachments thereto), including this Agreement, will be deemed also to refer to such agreement, as amended, restated or otherwise modified, unless the context requires otherwise. The term “including” shall in all instances be deemed followed by the words, “without limitation.” Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE 3
CAPITALIZATION AND ADMISSION OF MEMBERS
3.1    Capital Contributions, Purchase of Interests and Admission of Members.
(a)    Until the Unfunded Capital Commitment of the Capital Member is zero, the Capital Member shall make Capital Contributions in an amount equal to the total Capital Contribution called pursuant to Section 3.1(b).
(b)    Requests by the Company for Capital Contributions will be in such amounts and at such times as shall be determined by the Board of Directors with the approval of Quantum. Each time the Board of Directors calls for additional Capital Contributions to the Company, the Board of Directors shall give the Capital Member a written notice specifying (i) the transaction or purposes for which such contribution is requested, (ii) the aggregate amount of the Capital Contribution requested, (iii) the date by which such Capital Contribution is required to be funded, which shall, unless waived by the Capital Member, be not less than fifteen (15) Business Days after such notice is given to the Capital Member and (iv) wiring instructions for the depository institution and account into which such Capital Contribution shall be made. Excluding calls for Capital Contributions for approved acquisitions or investments, the Board of Directors shall endeavor to make no more than one capital call per quarter and in not less than a minimum amount per call to be established by the Board of Directors. Notwithstanding anything herein to the contrary, any obligation of the Capital Member to make any Capital Contributions pursuant to this Section 3.1 shall not create any rights, remedies or claims in favor of or enforceable by any Person who is not a party to this Agreement.
(c)    Quantum will be admitted as the Capital Member upon the execution of a signature page attached hereto. A new Capital Member will be admitted as a Member of the Company with respect to its Capital Interest upon the execution of a signature page attached hereto or a joinder agreement reflecting its agreement to be bound by all of the terms and conditions of this Agreement, which joinder agreement will, at a minimum, set forth the Capital Commitment of such Capital Member.
(d)    LINN Incentive Members will be admitted as Members of the Company with respect to their LINN Incentive Interests pursuant to the terms and conditions of the LINN Incentive Pool Plan (i) with respect to LINN, upon its execution of this Agreement reflecting its agreement to be bound by all of the terms and conditions of this Agreement, including Exhibit D attached hereto and the LINN Incentive Pool Plan or (ii) with respect to any Wholly-Owned Subsidiaries to whom LINN has transferred LINN Incentive Interests, upon their execution of a joinder agreement reflecting their agreement to be bound by all of the terms and conditions of this Agreement, including the LINN Incentive Pool Plan.

(e)    Without limiting any other provision of this Agreement, each Member acknowledges that (i) the consent of Quantum is required for the Company to request the Capital Member for a Capital Contribution and (ii) the decision of Quantum to approve a Capital Contribution may be made in its sole discretion as a Member and it shall have no obligation, fiduciary or otherwise, to approve any such request.
(f)    Notwithstanding anything herein to the contrary, if Quantum Transfers all of its Capital Interest to any other Person, other than an Affiliate of Quantum, any increase in the aggregate Capital Contribution required of the Capital Member(s) pursuant to this Agreement above $1,200,000,000 shall require the consent of a LINN Director.
3.2    Classes of Interests. Each Member’s relative rights, privileges, preferences and obligations with respect to the Company are represented by such Member’s Interest. There shall initially be two classes of Interests – Capital Interests and LINN Incentive Interests. A Member’s relative rights, privileges, preferences and obligations with respect to the Company will be determined under this Agreement and, to the extent applicable, the DLLCA.
(a)    Capital Interests. Capital Interests have all the rights, privileges, preferences, and obligations specifically provided for in this Agreement and as may otherwise be generally available to all classes of Interests. The Company may issue Capital Interests at any time and from time to time as provided in this Agreement.
(b)    LINN Incentive Interests. LINN Incentive Interests have only the rights, privileges, preferences, and obligations specifically provided for in this Agreement and in the LINN Incentive Pool Plan. Without limiting the foregoing, the holders of LINN Incentive Interests shall have no voting rights and will not be entitled to any information relating to the Company other than as provided in the LINN Incentive Pool Plan. The Company may only issue LINN Incentive Interests as provided in this Agreement with the prior written consent of LINN.
(c)    Additional Interests. Subject to Section 5.7(c) and Section 10.6, the Company may create and issue additional classes or series of Interests at any time and from time to time having such designations, preferences, rights, powers and duties as the Board of Directors shall determine.
3.3    Return of Contributions. No interest shall accrue on any contributions to the capital of the Company, and no Member shall have the right to withdraw or to be repaid any capital contributed by such Member, except as otherwise specifically provided in this Agreement. Loans by a Member to the Company shall not be considered Capital Contributions.
ARTICLE 4
ALLOCATIONS AND DISTRIBUTIONS
4.1    Allocation Among Members. All items of income, gain, deduction, loss and credit shall be allocated among the Members as provided in Exhibit C.

4.2    Distributions. Cash and other property, other than Tax Advances which shall be made solely as provided in Section 4.3(a), shall be distributed to the Members solely at such times and in such amounts as the Board of Directors shall determine; provided, however, that the proceeds of any Final Sale shall be distributed by the Company to the Members in accordance with Section 4.2(a) within thirty (30) Business Days (the “Final Sale Distribution Deadline”) following the consummation of such Final Sale unless the Board of Directors, with the prior written consent of the LINN Incentive Members, determine to cause the Company to retain any amount of such proceeds solely for the use of the Company; provided, further, (1) that if any of the proceeds of any Final Sale are in the form of Marketable Securities, the Final Sale Distribution Deadline will not begin with respect to such Marketable Securities until such time as any of such Marketable Securities are sold or otherwise Transferred for cash, after which time the Final Sale Distribution Deadline will begin with respect to such proceeds, subject to clause (2) of this sentence (for the avoidance of doubt, any cash received in a Final Sale will be immediately subject to the Final Sale Distribution Deadline), and (2) that any amount of proceeds of such Final Sale subject to any holdback, indemnity, escrow, earnout, purchase price adjustment or other similar deferred payment mechanism or other reserves or expenses relating to the winding up of the Company (such amount to be determined in the sole discretion of the Quantum Directors) shall not be paid at such time and shall instead be distributed by the Company after the relevant time period has ended for such holdback, indemnity, escrow, earnout, purchase price adjustment or other similar deferred payment mechanism or other reserves or expenses relating to the winding up of the Company. Notwithstanding anything to the contrary in this Section 4.2, the Company may withhold 30% of the proceeds payable to LINN, as a LINN Incentive Member, from a Final Sale, or if applicable, Interim Sale, until such time as Quantum consents to the determinations regarding the supplemental performance bonus plan of LINN as described in Exhibit D related to such distribution.
(a)    Subject to Section 4.2(b), any distribution shall be made to the Members as follows:
(i)    First, to the Capital Member until the Base Return for the Capital Member is met; and
(ii)    Then, or if the Base Return, calculated as of such time for the Capital Member, has previously been met, subject to Section 3.5 of the LINN Incentive Pool Plan, the LINN Incentive Percentage to the LINN Incentive Members, with each such LINN Incentive Member sharing in such amount in proportion to its LINN Incentive Unit Sharing Percentage as of the date of such distribution, and the remainder to the Capital Member.
(b)    Notwithstanding Section 4.2(a), in the event there is an Interim Sale, the Board of Directors shall determine the amount of Interim Sale Proceeds that could be distributed by the Company and such amount shall be distributed to the Members as an Interim Distribution as follows:

(i)    First, to the Capital Member until the Capital Member has received aggregate distributions (taking into account all prior distributions made or deemed made pursuant to Section 4.2(b)(i)) equal to the sum of (1) the aggregate amount of Capital Contributions made by the Capital Member with respect to the Interim Sale Assets and all expenses apportioned to such Interim Sale Assets, in each case as determined by the Quantum Directors in their sole discretion, (2) without duplication, the aggregate amount of Capital Contributions made by the Capital Member with respect to all previously disposed Interim Sale Assets and all expenses apportioned to such Interim Sale Assets, in each case as determined by the Quantum Directors in their sole discretion, and (3) without duplication of any amounts set forth in clauses (1) – (2), the aggregate amount of any realized or unrealized losses on other Company assets, and any expenses related thereto, as determined by the Quantum Directors in their sole discretion at the time of such distribution and (4) such additional amount as would be required to cause the Base Return for the Capital Member to be met with respect to the amounts in clauses (1) – (3); and
(ii)    Then, any remaining Interim Sales Proceeds shall, subject to the limitations set forth in Section 4.2(b)(iii), be distributed to the Members in the same manner as provided in Section 4.2(a)(ii).
(iii)    Notwithstanding Section 4.2(b)(ii), if the amount that would be distributed to each LINN Incentive Member pursuant to Section 4.2(b)(ii) in connection with an Interim Sale exceeds the amount that would be distributable to such LINN Incentive Member if such Interim Distribution were made in accordance with Section 4.2(a) without giving effect to Section 4.2(b) (such excess amount, the “Interim Distribution Excess Amount”), the Interim Distribution Excess Amount shall be distributed to such LINN Incentive Member only if it is a Qualifying Incentive Member with respect to such Interim Distribution Excess Amount. The amount of any Interim Distribution Excess Amount that would otherwise be distributable to a LINN Incentive Member that is determined not to be a Qualifying Incentive Member in accordance with the previous sentence will be retained by the Company or distributed as provided in Section 4.2(a) without giving effect to this Section 4.2(b).
For the avoidance of doubt, all determinations made in connection with this Section 4.2(b) shall be made in the sole discretion of the Quantum Directors.
(c)    In the event the Base Return is met as of a certain point but is subsequently not met as of a later point (for example, as a result of a subsequent Capital Contribution), then, notwithstanding anything in Section 4.2(a) or Section 4.2(b) seemingly to the contrary, all distributions made thereafter shall be made on the basis that the Base Return had never been met and shall be made in such manner as may be necessary, as determined by the Board of Directors, to adjust for any previous distributions to the Members that, on account of the Base Return ceasing to have been met, were higher or lower than such amounts should have otherwise been. In addition, previous distributions to the Members are subject to re-contribution to the Company pursuant to Section 4.2(d) and Section 8.2(c).

(d)    Following the forfeiture of any LINN Incentive Units, the holder of such forfeited LINN Incentive Units shall, within thirty (30) days, contribute to the Company an amount equal to the aggregate Distribution Excess Amounts distributed in respect of such forfeited LINN Incentive Units.
4.3    Tax Advances and Withholding.
(a)    To the extent the Board of Directors determines there is sufficient cash available, on or before each Tax Distribution Date the Company shall make distributions pursuant to Section 4.2(a) in a manner that results, if possible, in each Member receiving an amount equal to their Excess Tax Liability. The “Tax Distribution Dates” are (i) the date that is three (3) Business Days before the day estimated quarterly tax payments are due in respect of each Fiscal Quarter, assuming a reasonable projection of the Company’s annual net taxable income for the Fiscal Year, and (ii) within ninety (90) days after the end of each Fiscal Year (collectively, “Tax Advances”).
(b)    All amounts permitted or required to be withheld by the Company pursuant to federal, state, local or foreign tax laws with respect to distributions to the Members pursuant to the terms of this Agreement shall be treated as amounts actually distributed to the affected Members for all purposes under this Agreement, and shall reduce the amount of any Tax Advances. The Company is hereby authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to federal, state, local or foreign law.
(c)    Any Tax Advances made to a Member shall be treated as an advance payment of, and shall reduce, the amounts otherwise distributable to such Member pursuant to Section 4.2.
4.4    Special Provisions for LINN Incentive Members.
(a)    The LINN Incentive Members will hold their LINN Incentive Interests subject to the terms and conditions of the LINN Incentive Pool Plan. The LINN Incentive Interests will be issued by the Company and held by the LINN Incentive Members subject to the holdback, vesting, allocation, forfeiture and other terms and conditions of this Agreement and the LINN Incentive Pool Plan.
(b)    The Company will maintain at its principal office a listing of the LINN Incentive Units issued to the LINN Incentive Members pursuant to the LINN Incentive Pool Plan. A LINN Incentive Member other than LINN, in that capacity, will not be entitled to have information as to who the other LINN Incentive Members are or the number of LINN Incentive Units held by any other LINN Incentive Member. Notwithstanding the foregoing, Quantum and LINN, acting in the capacity of a Member, are entitled to all such information.

ARTICLE 5
MANAGEMENT OF THE COMPANY
5.1    Manager (Director) Managed Company. The Company shall be managed by “managers” (as such term is used in the DLLCA) according to the remaining provisions of this Article 5 and the other relevant provisions of this Agreement. The “managers” are referred to as “Directors” throughout this Agreement. The business and affairs of the Company shall be managed by the Board of Directors of the Company (the “Board of Directors” or the “Board”) in accordance with this Agreement. Directors need not be Members of the Company. The Board of Directors shall appoint a President, who shall initially be Campbell, and may appoint such other officers as the Board of Directors may determine; provided, that the Board of Directors shall consult with LINN regarding the appointment of any Person as President in replacement of Campbell. Such officers shall have such responsibilities and authorities as designated by the Board of Directors and in any employment agreement with such officers, subject to the applicable restrictions set forth herein and to the direction of the Board of Directors.
5.2    Number and Designation of Directors. The Board of Directors shall initially be composed of five (5) Directors. Quantum has the right to designate up to two (2) Directors (the “Quantum Directors”). LINN has the right to designate up to two (2) Directors (the “LINN Directors”). For so long as Ellis shall be the Chief Executive Officer of LINN, he shall serve as a LINN Director and for so long as Rockov shall be Chief Financial Officer of LINN, he shall serve as a LINN Director. For so long as Campbell shall be the President of the Company, he shall serve as a Director (the “Management Director”). Each of Quantum and LINN shall have the right to bring such observers to any board meeting as either shall determine; provided (a) that such observers are subject to appropriate confidentiality restrictions and are affiliated with Quantum or LINN, as applicable and (b) that in the case of LINN, if such observer is not an executive officer of LINN, such observer shall be reasonably acceptable to Quantum. Other than LINN, no LINN Incentive Member, in such capacity, will have any right to designate a representative to the Board of Directors. The size of the Board of Directors may be increased by Board Approval, and the Board of Directors may amend this Agreement to reflect such increase, including with respect to the number of votes of each Director in order to preserve the Quantum Directors’ majority voting power.
5.3    Voting and Action. Each Quantum Director will have 2 votes and each other Director will have 1 vote. Except as expressly otherwise provided in this Agreement, all actions and decisions of the Board of Directors shall be made by a majority of all of the votes the Directors are entitled to cast (such standard constituting “Board Approval”). Each Quantum Director shall have the proxy of the other Quantum Director not present at any meeting of the Board of Directors so that the votes of all of the Quantum Directors may be exercised by any Quantum Director actually present at a given meeting. Each LINN Director shall have the proxy of the other LINN Director not present at any meeting of the Board of Directors so that the votes of all of the LINN Directors may be exercised by any LINN Director actually present at a given meeting.

5.4    Resignation and Removal. Any Director may resign at any time and shall be deemed removed upon the death or permanent disability of such Director. Each of Ellis and Rockov shall be deemed removed as a Director at such time as their respective employment with LINN shall terminate (for any reason) or if they no longer hold their respective titles of Chief Executive Officer and Chief Financial Officer of LINN. Any LINN Director shall be automatically removed as a Director following the occurrence of a LINN Event. The Quantum Directors and Campbell, or any subsequent Management Director, may be removed and replaced at any time, with or without cause, solely by Quantum.
5.5    Vacancies. Any vacancy of a Quantum Director or a Management Director shall be filled by Quantum. Any vacancy of a LINN Director shall be filled by LINN; provided that such Director shall be reasonably acceptable to Quantum. For the avoidance of doubt, in the event of a vacancy of a Quantum Director, the remaining Quantum Director will have 4 votes.
5.6    Powers of Directors. Subject to the limitations set forth in Section 5.7 and all other limitations in this Agreement, the Board of Directors shall have the power and authority to manage and control the Company and to do all things it deems to be necessary, convenient or advisable in connection with the management of the Company. A Director, in performing his obligations under this Agreement, shall be entitled to act or omit to act at the direction of the Person who designated such Director to serve on the Board of Directors, considering only such factors, including the separate interest of the designating Person, as such Director or the designating Person chooses to consider, and any action of a Director or failure to act, taken or omitted in good faith reliance on this Section 5.6 shall not constitute a breach of any duty (including any fiduciary duty) on the part of the Director or designating Person to the Company or any other Member or Director.
5.7    Authority.
(a)    The Board of Directors shall have the authority to manage the Company and make all decisions on behalf of the Company with respect to the conduct of the business of the Company, as described in Section 1.3. So long as the MSA is in effect, the Board of Directors may delegate authority to conduct the day-to-day business of the Company to the MSA Manager, subject to the limitations set forth in this Agreement, including the following provisions of this Section 5.7, and the MSA.
(b)    Notwithstanding any other provision of this Agreement to the contrary, none of the President of the Company or any other officer or employee of the Company, or the MSA Manager, shall approve, or obligate or cause the Company to take, any of the following actions with respect to the Company or any subsidiary without Board Approval:
(i)    adopt or modify any annual budget, which shall provide separately for G&A, operating and capital expenditures (Section 7.4(c) sets forth the procedure for adopting or amending budgets and any budget so approved by the Board of Directors shall, for the period covered by such budget, constitute an “Approved Budget” hereunder);

(ii)    obligate or cause the Company to make any acquisition or sale of any producing oil and gas properties in any single transaction or series of transactions in an aggregate amount exceeding $5,000,000 in any calendar year, provided, that any time the Company intends to make an acquisition which is less than this threshold amount, the Company will provide notice and a brief description of the opportunity to Quantum;
(iii)    obligate the Company to make expenditures that are not part of an Approved Budget, for acreage, seismic, drilling and completion of oil and gas wells, in an aggregate amount exceeding $5,000,000 in any calendar year or $1,000,000 for any single well or project; provided, however, that once such approval has been obtained, the amount of such approvals shall be included in the applicable Approved Budget as if it had been included therein when originally approved;
(iv)    obligate the Company to make any expenditure or series of related expenditures in excess of $1,000,000 for an item not covered under (ii) or (iii) above;
(v)    enter into or cancel, amend, restate, or relinquish any material rights under any contract entered into in the ordinary course of business not covered under (ii), (iii) or (iv) above, the aggregate payments under which are greater than $250,000;
(vi)    call for Capital Contributions to the Company from the Capital Member;
(vii)    cause or permit the Company to make any distribution of cash or property, including any Tax Advance;
(viii)    make any material change in the operating strategy of the Company, regardless of project size;
(ix)    obligate or cause the Company to enter into, amend or modify any credit facility or otherwise incur any indebtedness for borrowed money that, on an aggregate basis, is in excess of an amount provided in an Approved Budget for a credit facility, or obligate or cause the Company to guarantee the payment of money or performance of any obligation by any other Person which would have the same effect;
(x)    obligate or cause the Company to issue or repurchase any equity interests or any options or rights to acquire any such equity interests, except as provided in this Agreement, or to recapitalize or reorganize the Company;
(xi)    obligate or cause the Company to be a party to any merger, interest exchange, consolidation, conversion or other similar transaction;
(xii)    obligate or cause the Company to enter into or modify any commodity, basis differential or interest rate hedging transaction;
(xiii)    approve the Company’s auditor and any engineering firms;

(xiv)    select and approve the hiring or retention of any legal counsel or investment banking or A&D firm in connection with material matters relating to the acquisition or disposition of any assets or any capital markets transaction;
(xv)    cause or permit the Company to enter into or engage in any transaction, contract, agreement or arrangement with a Member, Director, officer or employee of the Company, or an Affiliate of any of the foregoing or with LINN;
(xvi)    make any decision or take any action with respect to the Company’s rights or obligations under the MSA or Development Agreement, including any decision or action by the Company to exercise any right, option, election or remedy under, make any claim under, make any waiver under, enforce, or seek to terminate, or amend any such agreement (provided that the LINN Directors shall be recused from any such decisions or actions);
(xvii)    enter into any material discussions (even if they are non-binding) to acquire any securities of a publicly traded Entity;
(xviii)    obligate or cause the Company to make any political or charitable contribution in any amount;
(xix)    make any material determinations related to the preparation and filing of federal, state or local tax returns for the Company;
(xx)    amend this Agreement;
(xxi)    obligate or cause the Company to wind up or liquidate;
(xxii)    cause or permit the Company to enter into or settle any litigation;
(xxiii)    commit an act of bankruptcy, make an assignment for the benefit of creditors or take any similar actions; and
(xxiv)    make any other decision requiring Board Approval as provided in this Agreement.
(c)    Notwithstanding the foregoing or any other provision of this Agreement to the contrary, for so long as LINN holds LINN Incentive Interests, any amendment to the rights, obligations or any other terms of the LINN Incentive Units, or the Certificate, the LINN Incentive Pool Plan or this Agreement, that disproportionately and adversely affects the rights of the LINN Incentive Members in their capacity as Members relative to the Capital Member or any other Member shall require Board Approval, including the prior written approval of at least one LINN Director (or if there is no LINN Director, LINN).
(d)    The Board of Directors may make any decision or take any action at a meeting, by conference telephone call, by written consent, or by any other method they elect; provided, that any such decision or action of the Board of Directors must be evidenced in a writing signed by Directors constituting at least the number required to evidence such approval or decision. A draft of any such writing evidencing an action to be taken by written consent shall be distributed to all Directors no less than forty-eight (48) hours prior to the taking of such action. Copies of any such writing shall be delivered to all Directors as promptly as practical after the taking of any such action.
(e)    Any action or decision approved in accordance with this Agreement may be carried out on behalf of the Company by any authorized member of management or by the MSA Manager in accordance with, and subject to the terms of, the MSA.
(f)    The Board of Directors may, from time to time, designate one or more committees of Directors. Any such committee, to the extent provided in the resolutions establishing such committee, shall have and may exercise all of the authority of the Board of Directors, subject to the limitations set forth herein, in the resolutions establishing such committee or in the DLLCA. The Board of Directors may hire, appoint, remove and discharge officers and employees of the Company and may designate the authority, responsibilities, ranking and titles of such officers and employees; provided, that the Board of Directors shall consult with LINN regarding the appointment of any Person as President in replacement of Campbell. No officer or employee of the Company shall have any authority to take any actions not directly related to an item included in an Approved Budget, all such authority being vested in the Board of Directors except as provided in this Section 5.7.
5.8    Meetings of Directors.
(a)    Regular meetings of the Board of Directors with respect to any calendar year shall be determined prior to January 31 of such calendar year and shall be held at least quarterly on such dates, at such places and at such times as shall be determined by the Board of Directors. Notice of the establishment of such regular meeting schedule, and of any amendments thereto, shall be given to any Director who was not present at the meeting at which such schedule or amendment was adopted or who did not execute the written consent in which such schedule or amendment was adopted. No other notices of such regular meetings need to be given.
(b)    Special meetings of the Board of Directors may be called by any Director. Any such meeting shall be held on such date and at such time as the Director calling such meeting shall specify in the notice of the meeting, which shall be delivered to each other Director at least forty-eight (48) hours (unless waived by the unanimous agreement of the Board of Directors) prior to such meeting. The purpose of and business to be transacted at such special meeting must be specified in the notice (or waiver of notice) of such meeting.
(c)    Directors with at least a majority of the total votes of all Directors must be present or represented by proxy to constitute a quorum for the transaction of business at any meeting of the Board of Directors or committee thereof. For the avoidance of doubt, at least one Quantum Director must be present to constitute a quorum.

(d)    Directors shall be entitled to prompt reimbursement of all reasonable and documented out-of-pocket expenses incurred in the course of the performance of their duties. No Director shall be entitled to compensation for their services in their capacity as Directors.
5.9    Fiduciary Duties.
(a)    No Member shall have any fiduciary or other duty to the Company, any other Member, any Director or any other Person that is a party to or is otherwise bound by this Agreement other than, to the extent required by law, the implied contractual covenant of good faith and fair dealing.
(b)    No Director, in his capacity as a Director, shall have any fiduciary or other duty to the Company, any Member, any other Director or any other Person that is a party to or is otherwise bound by this Agreement, other than, to the extent required by law, the implied contractual covenant of good faith and fair dealing.
(c)    To the maximum extent permitted by applicable law and notwithstanding anything to the contrary in this Agreement, but subject to Sections 5.9(a) and 5.9(b), whenever a Member, in its capacity as a Member, or a Director, in his capacity as a Director, is permitted or required to make, grant or take a determination, decision, consent, vote, judgment or action or omit to take or make any of the foregoing (whether or not such determination, decision, consent, vote, judgment or action is stated to be at such Member’s or Director’s “discretion,” “sole discretion” or under a grant of similar authority or latitude), such Member or Director shall be entitled to consider only such interests and factors, including its, his or her own, as he, she or it desires, and, in the case of any Director appointed to the Board of Directors by a Member, such interests and factors as such Member desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever.
5.10    Indemnification; Advancement of Expenses; Insurance; Limitation of Liability.
(a)    Except as limited by applicable law and subject to the provisions of this Section 5.10, each Covered Person shall be entitled to be indemnified and held harmless against any and all losses, liabilities and reasonable expenses, including attorneys’ fees, arising from proceedings in which such Covered Person may be involved, as a party or otherwise, by reason of its being a Covered Person, or by reason of its involvement in the management of the affairs of the Company, whether or not it continues to be such at the time any such loss, liability or expense is paid or incurred; provided, however, that any such Covered Person shall not be so indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Covered Person is seeking indemnification or seeking to be held harmless hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such Covered Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing; provided, further, that this provision shall not apply to the performance of any obligations under the Development Agreement or the MSA.

(b)    The rights of indemnification provided in this Section 5.10 shall be in addition to any rights to which a Covered Person may otherwise be entitled by contract or as a matter of law and shall extend to such Covered Person’s successors and assigns. In particular, and without limitation of the foregoing, a Covered Person shall be entitled to indemnification by the Company against reasonable expenses (as incurred), including attorneys’ fees, incurred by the Covered Person in connection with the defense of any action to which the Covered Person may be made a party (without regard to the success of such defense), to the fullest extent permitted under the provisions of the DLLCA or any other applicable statute. The Company and each Member agree that the Covered Persons are express third party beneficiaries of the terms of this Section 5.10. A Covered Person shall not be denied indemnification in whole or in part under this Section 5.10 because such Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(c)    Except as limited by applicable law, expenses incurred by a Covered Person in defending any proceeding, including a proceeding by or in the right of the Company (except a proceeding by or in the right of the Company against such Covered Person), shall be paid by the Company in advance of the final disposition of the proceeding upon receipt of a written undertaking by or on behalf of such Covered Person to repay such amount if such Covered Person is determined pursuant to this Section 5.10 or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation of the Covered Person but need not be secured and shall be accepted without regard to the financial ability of the Covered Person to make repayment.
(d)    To the maximum extent permitted by applicable Law, no Covered Person shall, in the capacity as a Covered Person, be liable to the Company or to any other Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Covered Person, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Covered Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing. Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the Covered Persons for or in connection with any such act or omission, are in each case expressly released and waived by the Company and each Member, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of this Agreement. Notwithstanding the foregoing, this provision shall not apply to the performance of any obligations under the Development Agreement or the MSA.
(e)    The indemnification provided by this Section 5.10 shall inure to the benefit of the heirs and personal representatives of each Covered Person.

(f)    No amendment or repeal of the provisions of this Section 5.10 which adversely affects the rights of any Covered Person under this Section 5.10 with respect to the acts or omissions of such Covered Person at any time prior to such amendment or repeal shall apply to such Covered Person without the written consent of such Covered Person.
(g)    The Company shall purchase and maintain director and officer liability insurance in such amounts and with such coverages as the Board of Directors shall determine, such insurance to provide for payment to or on behalf of any Person who is or was a Director, Member or officer of the Company against any liability asserted against him or incurred by him in any capacity identified in this Section 5.10 or arising out of his status as a Covered Person, whether or not the Company would have the power to indemnify him against that liability under this Section 5.10 or otherwise.
(h)    Any indemnification pursuant to this Section 5.10 shall be made only out of the assets of the Company and shall in no event cause the Members to incur any personal liability nor shall it result in any liability of the Members to any third party.
(i)    None of the Members, Directors, “tax matters partner” or any of their respective Affiliates or any of their respective employees, agents, directors, managers and officers shall be liable to the Company for errors in judgment or for any acts or omissions that do not constitute fraud, intentional misconduct, gross negligence, or willful or wanton misconduct. THE MEMBERS RECOGNIZE THAT SUCH EXCULPATION FROM LIABILITY RELATES TO ACTS OR OMISSIONS THAT MAY GIVE RISE TO ORDINARY, CONCURRENT OR COMPARATIVE NEGLIGENCE. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that any Person engaged in fraud or willful misconduct, was grossly negligent or was guilty of willful or wanton misconduct. Notwithstanding the foregoing, this provision shall not apply to the performance of any obligations under the Development Agreement or the MSA.
(j)    The Company hereby acknowledges that a Covered Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Members or their Affiliates (collectively, the “Other Indemnitors”). The Company hereby agrees and acknowledges (i) that it is the indemnitor of first resort (i.e., its obligations to any Covered Person hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Person are secondary to the Company), (ii) that it shall be required to advance the full amount of expenses incurred by Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and Covered Person other than the Development Agreement or the MSA), without regard to any rights Covered Person may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of Covered Person with respect to any claim for which Covered Person has sought indemnification from the Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Person against the Company. The Other Indemnitors are express third party beneficiaries of the terms of this Section 5.10(j).
5.11    Conflicts of Interest. Whenever a potential conflict of interest exists or arises between Quantum or its Affiliates, on the one hand, and the Company, any other Member, any Person who acquires an Interest or any other Person who is bound by this Agreement, on the other hand, any resolution, course of action or transaction shall be conclusively deemed to be approved by the Company, all the Members, each Person who acquires an Interest and each other Person who is bound by this Agreement, and shall not constitute a breach of this Agreement, of any agreement contemplated herein, or of any fiduciary or other duty or obligation existing at law, in equity or otherwise, if the resolution, course of action or transaction is (i) approved by a majority of all the votes the disinterested Directors are entitled to cast (“Special Approval”), (ii) determined by the Board of Directors to be on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties or (iii) determined by the Board of Directors to be fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company). The Board of Directors is not required in connection with any conflict of interest to seek Special Approval of such resolution, course of action or transaction and may determine not to do so in its sole discretion. If Special Approval is not sought and the Board of Directors determines that the resolution, course of action or transaction satisfies either of the standards set forth in clauses (ii) or (iii) above, then such resolution or course of action shall be permitted and conclusively deemed approved by all the Members, each Person who acquires an Interest and each other Person who is bound by this Agreement and shall not constitute a breach of this Agreement or any duty stated or implied by law or equity, including any fiduciary duty. In connection with any such approval by the Board of Directors, it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Member or by or on behalf of such Member or any other Member of the Company challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. The Board of Directors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion of such Persons as to matters that the Board of Directors reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.
5.12    Insurance. Subject to Section 5.10(g), the Company shall acquire and maintain insurance, including D&O insurance, covering such risks and in such amounts as the Board of Directors shall from time to time determine to be necessary or appropriate.

5.13    Tax Elections. The Company shall make the following elections for tax purposes on the appropriate returns:
(a)    to the extent permitted by law, to adopt the Fiscal Year as the Company’s taxable year;
(b)    to the extent permitted by law, to adopt the accrual method of accounting and to keep the Company’s books and records on such method;
(c)    an election in accordance with Section 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a transfer, within the meaning of Section 743 of the Code, of an Interest;
(d)    to elect to deduct and amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code; and
(e)    any other tax election the Board of Directors deems appropriate and in the best interests of the Members.
5.14    Tax Returns. The Company shall prepare and file or cause to be prepared and filed all federal, state and local income and other tax returns that the Company is required to file; provided, however, that all tax returns must be approved by Quantum before filing (which approval shall not be unreasonably withheld or delayed). Within seventy-five (75) days after the end of each Fiscal Year, the Company shall send or deliver, or shall cause to be sent or delivered, to each Person who was a Member at any time during such year such tax information as shall be reasonably required for the preparation by such Person of his federal income tax return and state and other tax returns.
5.15    Tax Matters Partner. The Members designate LINN, or such other Member as may be designated by the Board of Directors, to be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code. The Members may change the Member who is designated the tax matters partner at any time by Board Approval. The Member who is the tax matters partner shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. The tax matters partner shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. Any Member who is designated as tax matters partner may not take any action contemplated by the Code without the consent of the Board of Directors, and may not in any case take any action left to the determination of an individual Member under Sections 6222 through 6231 of the Code.

5.16    Classification. The Company intends to be classified as a partnership for federal income tax purposes under Treasury Regulation §301.7701‑3(c). To the extent Treasury Regulation §301.7701‑3 does not govern the state and local tax classification of the Company, the Board of Directors shall take such action as may be permitted or required under any state and/or local law applicable to the Company to cause the Company to be taxable as, and in a manner consistent with, a partnership (or the functional equivalent thereof under applicable law) for state and/or local income tax purposes. In addition, neither the Company nor any Member may make an election under Treasury Regulation §301.7701‑3(c) to treat the Company as an association taxable as a corporation or to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.
5.17    Qualifying Income. With respect to any activities not described in Section 1.3(a), following the MSA Termination Date, the Company shall give LINN at least 15 days prior notice before engaging in any such activity that would reasonably be expected to result in less than 90% of the gross income of the Company constituting “qualifying income”  under Section 7704 of the Code during the relevant Fiscal Year, and the Company shall not engage in such activity unless LINN provides its prior written consent, not to be unreasonably withheld, delayed or conditioned.
ARTICLE 6
RIGHTS OF MEMBERS
6.1    Rights of Members. Each of the Members agrees that only the Members that have the right to designate a member of the Board of Directors shall have the right to obtain from the Company from time to time upon reasonable demand for any purpose reasonably related to such Member’s interest as a Member of the Company the information specified in Section 18-305 of the DLLCA. Any demand for such information shall be made in writing and shall specify the purpose of such demand. Any information provided in response to such demand shall be subject to the confidentiality provisions of this Agreement and such other restrictions as the Board of Directors may determine is necessary or advisable to protect the Company’s interests in such information. For the avoidance of doubt, no LINN Incentive Member other than LINN, in such capacity, shall have any access to any Company information.
6.2    Limitations on Members.
(a)    During the term of the Company, LINN agrees to comply with the MSA and the Development Agreement.
(b)    Except as limited by any other provision of this Agreement or the Development Agreement, Quantum, LINN and their respective representatives and Affiliates (collectively, the “Approved Parties”) may have business interests and engage in business activities in addition to those related to the Company, including interests in and activities related to the businesses described in Section 1.3 or which are otherwise competitive with the business of the Company, and neither the Company nor any other Members shall have any rights in such other business interests or activities or in any income or profits therefrom.

(c)    Subject in the case of LINN to the terms of the Development Agreement, the Members recognize that the Approved Parties (i) have participated, directly or indirectly, and will continue to participate in venture capital and other direct investments in Entities engaged in various aspects of the oil and gas industry that may be competitive with the business of the Company or its subsidiaries (“Other Investments”), (ii) may have interests in, participate with, assist and maintain seats on the board of directors or similar governing body of Other Investments and (iii) may develop opportunities for Other Investments. In their positions with Other Investments, the Approved Parties may become aware of business opportunities that could be suitable for the Company, but the Members expressly acknowledge that, except in the case of LINN as provided in the Development Agreement, the Approved Parties will not have any duty to disclose to the Company any such business opportunities, whether or not competitive with the Company’s business and whether or not the Company might be interested in such business opportunities for itself. Furthermore, the Members acknowledge that the Approved Parties have duties not to disclose confidential information of or related to Other Investments (except in the case of LINN as provided in the Development Agreement). The Members agree that the activities of the Approved Parties relating to Other Investments that are contemplated by this Section 6.2(c) are not unreasonable and the Approved Parties, except in the case of LINN as provided in the Development Agreement, have no duty to the Company or the Members with respect thereto.
(d)    Subject in the case of LINN to the terms of the Development Agreement, the Members agree that, to the extent any court holds that any activity relating to any Other Investments is a breach of a duty to the Company or its Members, the Members hereby waive any and all claims and causes of action that they or the Company may have in connection with such activity; provided, however, that this sentence shall not constitute a waiver by the Members of any disclosure of Confidential Information by the Approved Parties in violation of Section 7.5. The Members further agree that the waivers and agreements in this Agreement identify certain types and categories of activities which do not violate any duty of the Approved Parties to the Company or its Members and that such types and categories are not manifestly unreasonable. The waivers and agreements in this Agreement apply equally to activities that have been conducted in the past and to activities conducted in the future.
6.3    Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.
6.4    Action by Members. Except as expressly otherwise provided in this Agreement, all actions and decisions of the Members required hereunder or pursuant to the DLLCA in their capacity as such shall only require approval of the Capital Member. If there is any matter that requires approval of the Board of Directors, such approval will be sufficient to authorize the Company to take that action and no further vote or approval of the Members of the Company will be necessary or required under the terms of this Agreement. The Capital Member may make any decision or take any action by any method it elects; provided that any such decision or action shall be documented in writing and maintained at the principal offices of the Company. Subject to any matter in this Agreement expressly requiring approval of LINN in its capacity as a Member, in no event will the LINN Incentive Interests or the LINN Incentive Members (in their capacity as such)

have any right to vote under this Agreement or with respect to any matters on which members of a limited liability company may have a vote under the DLLCA.
ARTICLE 7
BOOKS, REPORTS, EXPENSES AND CONFIDENTIALITY
7.1    Books and Records; Capital Accounts.
(a)    The Company shall keep the books of account for the Company in accordance with the terms of this Agreement and the DLLCA. Such books shall be maintained at the principal office of the Company or such other location as the Board of Directors shall determine. The Company may contract with any other Person, including an Affiliate of Quantum or LINN, to provide any of the services and reports required under this Agreement.
(b)    Notwithstanding the above, the LINN Incentive Pool Plan may limit the right of access of LINN Incentive Members other than LINN to information about the holdings of other LINN Incentive Members and restrict access to the books and records based on ownership of the LINN Incentive Units.
(c)    The Company shall maintain for each Member a separate Capital Account in accordance with Section C.1.2 of Exhibit C.
7.2    Bank Accounts. The Company shall cause one or more accounts to be maintained in a bank (or banks) which is a member of the Federal Deposit Insurance Corporation, which accounts shall be used for the payment of the expenditures incurred by the Company in connection with the business of the Company, and in which shall be deposited any and all receipts of the Company. Company funds may be invested in such money market accounts or other investments as the Board of Directors shall determine to be necessary or appropriate.
7.3    Reports. The Company shall provide to the Persons named below at the times indicated the following financial statements and reports.
(a)    To the Board of Directors, within forty (40) days after the end of each Fiscal Quarter, unaudited financial statements prepared in accordance with GAAP (except that such financial statements will lack footnotes and other presentation items and will be subject to adjustments at the end of the Fiscal Year), with respect to such Fiscal Quarter, including income statements, balance sheets, cash flow statements and statements of owners’ equity.

(b)    To the Board of Directors, within seventy-five (75) days after the end of each Fiscal Year, financial statements prepared in accordance with GAAP, including income statements, balance sheets, cash flow statements and statements of owners’ equity with respect to such Fiscal Year, which financial statements shall be audited by an independent certified public accounting firm selected and approved by the Board of Directors.
(c)    To the Board of Directors, within seventy-five (75) days after the end of each Fiscal Year, the Company’s Form 1065 and as soon as reasonably practicable thereafter, to each Member, a Schedule K-1 for such Fiscal Year and such other United States federal and state income tax reporting information, if any, as is required by law to be provided to a Member.
(d)    To the Board of Directors, within forty-five (45) days after the end of each Fiscal Year, a reserve report as of the last day of such Fiscal Year for the Company prepared by an independent petroleum engineering firm selected and approved by the Board of Directors that sets forth with respect to the Company, proved reserves, future net revenues relating thereto (based upon pricing and other assumptions specified by the Board of Directors) and the discounted present value of such future net revenues (the rate of discount to be specified by the Board of Directors).
(e)    To the Board of Directors, by the 5th of August each calendar year, a mid-year update of the reserve report referenced in Section 7.3(d) as of the end of the Company’s second Fiscal Quarter, which update shall be prepared by employees of the Company or LINN (based upon pricing and other assumptions specified by the Board of Directors).
(f)    To the Board of Directors, within thirty (30) days after the end of each calendar month, operating reports and capital expenditure updates as of the end of the previous calendar month.
(g)    To Quantum, as soon as reasonably practicable, such other information as is reasonably requested by Quantum.
7.4    Budgets.
(a)    The initial G&A budget of the Company (the “Initial Budget”) has been agreed to by the parties hereto. The Initial Budget will be the Approved Budget of the Company for 2015 or until the adoption of a subsequent Approved Budget.
(b)    At least three (3) days prior to the scheduled date of each quarterly meeting of the Board of Directors, the Company shall furnish to the Directors any proposed revised budgets estimating the revenues, expenses, capital expenditures, G&A and additional Capital Contributions anticipated to be required in connection with the Company’s operations for such succeeding periods as the Board of Directors shall determine from time to time.
(c)    At each quarterly board meeting the Board of Directors shall discuss proposed budgets and approve, reject or make such revisions thereto as the Board of Directors may agree to be necessary and proper. If the proposed budget, as may be revised by the Board of Directors, is approved by the Board of Directors, then such proposed budget shall be deemed thereafter to constitute the “Approved Budget” for all purposes hereof, subject to amendment from time to time by the Board of Directors. Each Approved Budget shall supersede all prior Approved Budgets. A budget may only be approved by the Board of Directors.
7.5    Confidentiality.
(a)    No Member shall use, publish, disseminate or otherwise disclose, directly or indirectly, any Confidential Information that should come into the possession of such Member other than for the purpose of conducting the business of the Company or performing its duties and obligations hereunder (subject to any further obligations under the MSA and Development Agreement), or to the extent a Member is required to disclose such Confidential Information (i) due to a subpoena or court order or other legal process, (ii) if such Member testifies in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after such Member requests confidential treatment for such Confidential Information, or (iii) in order to enforce his, her or its rights under this Agreement; provided, however, that (x) Quantum may disclose Confidential Information to its Affiliates and its and their respective existing or prospective investors, limited partners, co-investors, advisors and representatives so long as such parties are subject to confidentiality provisions in Quantum’s constituent documents or otherwise or to any regulatory or other governmental authority that regulates Quantum to the extent disclosure is required by such authority, and (y) LINN may disclose Confidential Information to its employees, representatives and agents to the extent necessary to perform its obligations under the MSA. In addition, each Member agrees not to disclose the identity of any of the investors of Quantum without Quantum’s prior approval, unless required to make the disclosure under applicable law or pursuant to legal process. Each Member shall, and shall cause each of its Affiliates, and its and their respective directors, officers, members, partners, investors, employees, representatives and agents (i) to comply with this Section 7.5, (ii) to refrain from using any Confidential Information other than in connection with the conduct of the business of the Company, and (iii) to refrain from disclosing any Confidential Information to a Person known to be a competitor of the Company; provided, however, that the foregoing shall not prohibit LINN or its Affiliates from utilizing Confidential Information in connection with its business (subject to any obligations under the MSA or the Development Agreement) or Quantum or its Affiliates from utilizing Confidential Information in connection with Other Investments, in each case if such Confidential Information is acquired from a source other than the Company, provided, that such source is not known by LINN, Quantum or such Affiliates, as applicable, to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, the Company with respect to such Confidential Information; provided, further, that use of mental impressions (i.e. impressions not written or otherwise reduced to record) by LINN, Quantum or their respective Affiliates or any of its or their members, owners, officers, managers, directors, partners, employees, agents or representatives shall not be a violation of this Section 7.5. In connection with the foregoing, Quantum represents that the formation agreements of it and its Affiliates contain provisions that generally require, subject to certain limited exceptions, each limited partner, member or other owner to maintain in strict confidence any and all material, nonpublic information concerning the operations, business, or affairs of entities in which they invest, including such information relating to the Company. If a Member is required by law or court order to disclose information that would otherwise be Confidential Information under this Agreement, such Member shall immediately notify the Board of Directors of such notice and provide the Board of Directors the opportunity to resist such disclosure by appropriate proceedings. For the avoidance of doubt, notwithstanding anything to the contrary in the foregoing, the Company and Members acknowledge that Quantum and its Affiliates manage a variety of private equity funds (the “Funds”) and that the Funds currently own, and may in the future acquire, interests in energy-related companies (the “Portfolio Companies”) and that none of the terms of this Section 7.5 shall apply to any Fund, to any Portfolio Companies or to any members, owners, officers, managers, directors, partners, employees, agents, representatives or Affiliates of the Funds or the Portfolio Companies, unless Confidential Information has been actually disclosed to any such Fund or Portfolio Company. For purposes hereof, the fact that a representative of Quantum serves as a member of the board of directors or equivalent governing body of any Fund or Portfolio Company shall not, in and of itself, constitute actual disclosure of Information to such Fund or Portfolio Company.
(b)    No Member shall disclose to any other party (excluding such Member’s legal counsel and such Member’s accountants, financial advisors, lenders and their legal counsel) any information relating to the terms of this Agreement without the prior written consent of the Board of Directors; provided, however, that Quantum may disclose the terms of this Agreement to its Affiliates, investors, advisors and representatives and LINN may disclose the terms of this Agreement as required by applicable law, including the rules and regulations of any governmental authority or securities exchange; provided, further, that LINN shall give Quantum not less than forty-eight (48) hours’ notice prior to any such disclosure. No announcement about the formation or funding of the Company pursuant to this Agreement will be made without the advance notice to and prior written consent of Quantum and LINN; provided, however, that LINN shall not be required to obtain the prior written consent of Quantum if LINN is required to disclose such formation or funding of the Company pursuant to applicable law, including the rules and regulations of any governmental authority or securities exchange; provided, further, that LINN shall give Quantum not less than forty-eight (48) hours’ notice prior to any such disclosure.
7.6    Expenses.
(a)    On the Effective Date, or promptly thereafter after being presented with an itemized invoice, the Company shall pay or reimburse to Quantum, as a Company expense, all reasonable out-of-pocket, third-party expenses incurred by it in connection with the organization of the Company and the negotiation of this Agreement, including due diligence expenses, attorneys’ fees and other professional expenses.
(b)    From time to time after the Effective Date, the Company shall reimburse Quantum for all reasonable out-of-pocket, third-party expenses, including due diligence expenses, attorneys’ fees and other professional fees incurred by it related to (i) the monitoring of its investment in the Company, (ii) the interpretation, administration and enforcement of the provisions of this Agreement, including any amendment thereof, or (iii) any material transaction relating to the Company, including any acquisition or divestiture of any assets of the Company.

7.7    Provisions Relating to LINN Incentive Members. Each LINN Incentive Member agrees to the provisions set forth in the LINN Incentive Pool Plan.
ARTICLE 8
WINDING UP, LIQUIDATION AND TERMINATION
8.1    Winding Up. The Company shall be wound up upon the earliest to occur of any of the following:
(a)    the expiration of its term as provided in Section 1.5, provided, that the term may be extended by the Board of Directors;
(b)    at the election of the Board of Directors at any time; or
(c)    the entry of a decree of judicial dissolution of the Company under the DLLCA.
8.2    Liquidation and Termination. Upon the occurrence of an event requiring the winding up of the Company, unless it is reconstituted pursuant to the DLLCA, the Board of Directors or a Person or Persons selected by the Board of Directors shall act as liquidator or shall appoint one or more liquidators who shall have full authority to wind up the affairs of the Company and make final distributions as provided herein. The steps to be accomplished by the liquidator are as follows:
(a)    As promptly as possible after an event requiring the winding up of the Company and again after final liquidation, the liquidator, if requested by Quantum, shall cause a proper accounting to be made by the Company’s independent accountants of the Company’s assets, liabilities and operations through the last day of the month in which an event requiring the winding up of the Company occurs or the final liquidation is completed, as appropriate.
(b)    The liquidator shall pay all of the debts and liabilities of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). After making payment or provision for all debts and liabilities of the Company, the liquidator shall sell all properties and assets of the Company for cash as promptly as is consistent with obtaining the best price therefor; provided, however, that, upon the consent of the Board of Directors, the liquidator may distribute such properties in kind. All gain, loss, and amount realized on such sales shall be allocated to the Members as provided in Exhibit C, and the Capital Accounts of the Members shall be adjusted accordingly. In the event of a distribution of properties in kind, the liquidator shall first adjust the Capital Accounts of the Members as provided in Exhibit C by the amount of any gains or losses that would have been recognized by the Members if such properties had been sold for their fair market value. After application of Section 8.2(c), the liquidator shall then distribute the remaining proceeds of such sales, plus any amounts contributed to the Company pursuant to Section 8.2(c), among the Members in such a manner so that the cumulative Total Distributions and liquidating distributions received by each Member equals the cumulative amount it would be entitled to receive pursuant to Section 4.2 (disregarding Section 4.2(b)) if such aggregate amount was distributed at one time pursuant thereto (provided that the timing of actual distributions shall be taken into account in determining the Base Return of the Capital Member).
(c)    Prior to making any liquidating distributions to the Members pursuant to Section 8.2(b), the liquidator shall determine the cumulative amount of Total Distributions previously made by the Company to all Members and the aggregate amount of liquidating distributions to be made pursuant to Section 8.2(b) (“Cumulative Aggregate Distributions”). The liquidator shall then determine for each Member such Member’s share of the Cumulative Aggregate Distributions by applying the provisions of Section 4.2 (disregarding Section 4.2(b)) to such total (the “Member Cumulative Share”). If the liquidator determines that the cumulative amount of Total Distributions previously made by the Company to a Member and the aggregate amount of liquidating distributions projected to be made to such Member pursuant to Section 8.2(b) exceeds the Member Cumulative Share of such Member (a “Deficit Member”), the liquidator shall reduce the amount to be distributed pursuant to Section 8.2(b) to the Deficit Member by such excess and, to the extent necessary, require the Deficit Member to make a contribution to the Company of an amount equal to such excess. Any cash not distributed to the Deficit Member or contributed to the Company by the Deficit Member shall be distributed to the other Members with the liquidating distributions as described in Section 8.2(b).
(d)    Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the DLLCA and all other applicable laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets. Upon the completion of the distribution of Company cash and property as provided in this Section 8.2 in connection with the liquidation of the Company, the Certificate and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be cancelled and such other activities as may be necessary to terminate the Company shall be taken by the liquidator.
(e)    Notwithstanding any provision in this Agreement to the contrary, no Member shall be obligated to restore a deficit balance in its Capital Account at any time; provided, however, that this Section 8.2(e) shall not affect any obligation of a Member to make Capital Contributions pursuant to Section 4.2(d) or Section 8.2(c).
ARTICLE 9
TRANSFER OF INTERESTS
9.1    Limitation on Transfer.

(a)    In addition to the restrictions set forth in this Article 9, Transfers by LINN Incentive Members with respect to any LINN Incentive Interest will be governed by the terms and conditions of the LINN Incentive Pool Plan.
(b)    Notwithstanding that a Member has the right to Transfer an Interest pursuant to this Article 9, such Transfer shall not be permitted (i) unless and until the purchaser, assignee, donee or transferee thereof agrees in writing to take and accept such Interest subject to all of the restrictions, terms and conditions contained in the Certificate and this Agreement, the same as if it were a signatory party thereto and hereto, or (ii) if such Transfer would cause the Company to be unable to maintain its status as a partnership for federal income tax purposes. The Company will not be required to recognize any permitted assignment of an Interest until the instrument conveying such Interest and assuming all obligations under this Agreement has been delivered to the Company and is satisfactory to the Company in its reasonable discretion.
9.2    Transferees. A transferee of a Member who receives a Transfer of such Member’s Interest shall be entitled to receive the share of Company income, gains, losses, deductions, credits and distributions to which its transferor would have been entitled. However, the transferee of any Interest shall not become a Member of the Company unless: (a) the instrument of assignment so provides, (b) the admission of such transferee as a Member is consented to by the Board of Directors; provided, that (i) the transfer by LINN to any of its Wholly-Owned Subsidiaries of any LINN Incentive Interests shall not require such consent so long as the conditions set forth in clause (a) and (c) of this Section 9.2 are satisfied and (c) such transferee agrees in writing to be bound as a Member by this Agreement, the Certificate and any other agreements then existing by and among the Members. Upon becoming a Member, such transferee shall have all of the rights and powers of, shall be subject to all of the restrictions applicable to, shall assume all of the obligations of, and shall succeed to the status of, its predecessor, and shall in all respects be a Member under this Agreement. The use of the term “Member” in this Agreement shall be deemed to include any such additional Members. Until such transferee is admitted as a Member pursuant to this Section 9.2, (a) such transferee shall not be entitled to participate in the governance of the Company or to exercise any voting or other rights or powers of a Member, except for the rights described in the first sentence of this Section 9.2, and (b) the transferor Member shall continue to be a Member and to be entitled to exercise any rights or powers of a Member with respect to the Interest Transferred.
9.3    Drag-Along Rights.
(a)    In the event that Quantum proposes to Transfer any of its Interests to a non-Affiliate third party, Quantum shall notify the Company of the Transfer, and the Company shall give each other Member written notice (the “Transfer Notice”) of such Transfer, specifying in reasonable detail the identity of the proposed transferee and the terms and conditions of the proposed Transfer. If the proposed Transfer is for 80% or more of Quantum’s Interests and the Transfer Notice also includes notice of the intention of Quantum to cause each other Member to participate in such Transfer (a “Drag-Along Notice”), then each other Member agrees that it is obligated to Transfer all of its Interests on the same terms and conditions on which Quantum is Transferring its Interests, it being the intent of the Members that each Member receive the amount such Member would receive if the aggregate amount to be received for all of such Interests were distributed to the Members as provided in Section 8.2. Subject to Section 9.3(b), upon such times as set forth in the Drag-Along Notice, or, if no such applicable time is set forth in the Drag-Along Notice, promptly following the request of Quantum, each other Member shall execute and deliver such documents that such Members are required to execute and deliver in connection with the Transfer described in the Drag-Along Notice.
(b)    Notwithstanding anything to the contrary in this Agreement, the Members participating in any Transfer by Quantum pursuant to Section 9.3(a) above shall not be required to (i) make any representation or warranty in connection with such Transfer other than representations or warranties concerning (A) such Member’s valid title to and ownership of the Interests that will be Transferred, free and clear of all liens and other encumbrances, (B) such Member’s power and authority to effect such Transfer of its Interests, (C) the absence of any violation, default or acceleration of any agreement to which such Member is subject or by which its assets are bound as a result of such Transfer and (D) the absence of, or compliance with, any governmental or third-party consents, approvals, filings or notifications required to be obtained or made by such Member in connection with such Transfer, or (ii) indemnify any party to the Transfer in an amount that exceeds their respective proportionate share of the consideration received (determined in accordance with Section 9.3(a)). The Members participating in any Transfer by Quantum pursuant to Section 9.3(a) above also agree to execute and deliver such instruments and documents and take such actions, including obtaining all applicable approvals and consents and making all applicable notifications and filings, as Quantum may reasonably request in order to effectively implement such Transfer.
ARTICLE 10
MISCELLANEOUS
10.1    Notices. Any notice or communication given pursuant this Agreement must be in writing and may be given by registered or certified mail, and if given by registered or certified mail, shall be deemed to have been given and received on the third day after a registered or certified letter containing such notice, properly addressed with postage prepaid is deposited in the United States mail; and, if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party to whom addressed. Such notices or communications to be sent to a Member shall be given to such Member at the address given for such Member on such Member’s signature page attached hereto. Such notices or communications to be sent to the Company shall be given at the following address: 1401 McKinney Street, Suite 2700, Houston, TX 77010, Attention: General Counsel. Any party hereto may designate any other address in substitution for the foregoing address to which such notice shall be given by five (5) days’ notice duly given hereunder to the other parties. LINN shall notify the Company and Quantum of the occurrence of a LINN Event promptly following the occurrence of such LINN Event in accordance with this Section 10.1.

10.2    Entire Agreement. This Agreement, and any ancillary agreement relating thereto, including the MSA and the Development Agreement, is the entire agreement between the parties hereto concerning the subject matter hereof and no warranties, representations, promises or agreements have been made between the parties other than as expressly set forth herein. This Agreement supersedes any previous agreement or understanding between the parties hereto relating to the subject matter hereof.
10.3    Governing Law and Waiver of Jury Trial.
(a)    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws. This Agreement is intended to comply with the requirements of the DLLCA and the Certificate. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the DLLCA or any provision of the Certificate, the DLLCA and the Certificate, in that order of priority, will control. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
(b)    The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Court located in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court of the United States or other Delaware state court located in Wilmington, Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such courts or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, proceeding or counterclaim of the nature specified in this subsection (b) by the mailing of a copy thereof in the manner specified by the provisions of Section 10.1.
10.4    Waiver of Action for Partition. Each of the Members irrevocably waives during the term of the Company any right that such Member may have to maintain an action for partition with respect to the property of the Company.
10.5    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Members and their respective permitted heirs, legal representatives, successors and assigns.

10.6    Amendment. This Agreement and the LINN Incentive Pool Plan may be amended only by the Capital Member; provided, however, that:
(a)    no amendment may be made which would adversely affect the economic rights of the LINN Incentive Members in their capacity as holders of LINN Incentive Interests disproportionately to its effects on the Capital Member without the written consent of the holders of a majority of the LINN Incentive Interests; and
(b)    no amendment may be made which would adversely affect the economic rights of any Member in its capacity as a holder of a particular class of Interests disproportionately to its effects on the other Members holding the same class of Interests without the written consent of such Member.
For the avoidance of doubt, the creation of additional board seats and/or the granting of other governance rights to a new Member shall not require the approval of any Member pursuant to Section 10.6(a) or Section 10.6(b).
10.7    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute a single document.
10.8    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
10.9    No Waiver. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of such Member’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.
10.10    Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is for any reason and to any extent invalid or unenforceable, the remainder of this Agreement and the application of such provision to the other Persons or circumstances will not be affected thereby, but rather are to be enforced to the greatest extent permitted by law.
10.11    Public Statements. No Member shall issue any publicity or other press release concerning this Agreement or any other Company matter without the approval of the Board of Directors; provided, however, that nothing in this Section 10.11 shall be deemed to prohibit or restrict the ability of LINN to make any required disclosure concerning this Agreement or any other Company matter to the extent such disclosure is required to comply with applicable law, including the rules and regulations of any governmental authority or securities exchange; provided that LINN shall give Quantum not less than forty-eight (48) hours’ notice prior to any such disclosure. The Board of Directors shall reasonably consult with LINN in advance of issuing any such statements or announcements.

10.12    No Third Party Beneficiaries. This Agreement is intended for the exclusive benefit of the Members and their respective personal representatives, successors and permitted assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party, other than the Covered Persons who shall be third party beneficiaries as provided herein.
10.13    Execution in Writing. A facsimile, telex, or similar transmission by a Member or any Director, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by a Member or any Director, shall be treated as an execution in writing for purposes of this Agreement.
10.14    Representation by Counsel. The parties acknowledge that, in connection with the preparation and execution of this Agreement, LINN has been represented by in-house counsel and Latham & Watkins LLP and Quantum has been represented by in-house counsel and Vinson & Elkins LLP and that all communications between the respective parties and their legal counsel relating to the Company prior to the Effective Date are subject to attorney-client privilege; and the parties hereto herewith release for themselves and the Company any claim to access to such communications. In addition, all communications between the respective parties and their legal counsel relating to the Company after the Effective Date will also be subject to attorney-client privilege and the release contained in the preceding sentence except for any communication with any of the foregoing counsel that relates to a matter where such counsel has been retained to perform services for or on behalf of the Company or any member of the Company Group after the Effective Date.
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[Signature pages follow]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first above set forth.

Capital Member:

Q-QL I (VI) INVESTMENT PARTNERS, LLC

By:	/s/ Dheeraj Verma
Name:	Dheeraj Verma
Title:	Authorized Person

Address:

1401 McKinney Street, Suite 2700
Houston, Texas 77010
Attention: General Counsel

SIGNATURE PAGE TO
LIMITED LIABILITY COMPANY AGREEMENT OF
QL ENERGY I, LLC

LINN Incentive Members:

LINN ENERGY, LLC

By:	/s/ Mark E. Ellis
Name:	Mark E. Ellis
Title:	Chairman, President and Chief Executive Officer

Address:

600 Travis Street, Suite 4900
Houston, Texas 77002
Attention: General Counsel

SIGNATURE PAGE TO
LIMITED LIABILITY COMPANY AGREEMENT OF
QL ENERGY I, LLC

EXHIBIT A
CAPITAL COMMITMENTS
Maintained in the Principal Office of the Company

A-1

EXHIBIT B
LINN INCENTIVE POOL PLAN
This Incentive Pool Plan (this “Plan”) is adopted by all of the Members of QL Energy I, LLC (the “Company”) and is made a part of the Limited Liability Company Agreement of the Company dated as of June 30, 2015 (the “Company Agreement”). Capitalized terms used but not defined herein will have the respective meanings ascribed to them in the Company Agreement.
1.    Purpose. This Plan of the Company is intended to provide an incentive to the LINN Incentive Members by providing them with an award of units representing LINN Incentive Interests in the Company (each, a “LINN Incentive Unit” and collectively, the “LINN Incentive Units”), the rights, preferences, limitations, obligations, and liabilities of which are governed by the Company Agreement and this Plan.
2.    Administration of this Plan.
2.1    Administration. This Plan will be administered by the Board of Directors pursuant to the express terms hereof and of the Company Agreement. Subject to the terms of the Company Agreement, including Section 5.7(c) and Section 10.6 thereof, the Board of Directors may from time to time adopt such rules and regulations for carrying out this Plan as it may deem advisable. No member of the Board of Directors will be liable to the Company or any Member thereof for any action or determination made in good faith with respect to this Plan or any LINN Incentive Unit awarded under it.
3.    LINN Incentive Units under this Plan.
3.1    Number of Units. The maximum number of authorized LINN Incentive Units to be issued under this Plan will be 1,000,000. A total of 1,000,000 LINN Incentive Units have been issued to LINN as of the Effective Date. Each LINN Incentive Unit will, subject to the other provisions of this Plan, be entitled to share in the allocations and distributions to be made to LINN Incentive Members generally pursuant to the Company Agreement. If any issued LINN Incentive Unit awarded under this Plan is forfeited for any reason, such LINN Incentive Unit will be added back to this Plan and will be available for awards under the terms and conditions of this Plan and the Company Agreement; provided that LINN, subject to Quantum’s reasonable consent, shall be entitled to re-issue any LINN Incentive Units forfeited pursuant to clause (i) of the first sentence of Section 5 hereof.
3.2    Voting. LINN Incentive Units will not be entitled to vote on any matter pursuant to the express terms of the Company Agreement.
3.3    Lack of Transferability. LINN Incentive Units may not be Transferred except for a Transfer (a) by LINN to one or more of its Wholly-Owned Subsidiaries that meets the requirements of Section 9.2 of the Company Agreement or (b) that is approved in writing by the Board of Directors.

3.4    Access to Books and Records. The LINN Incentive Members other than LINN will not have any right under the DLLCA or the Company Agreement to have access to any information relating to the Company other than tax information provided pursuant to Section 7.3(c) of the Company Agreement.
3.5    Holdback. From any distribution to which a LINN Incentive Member may be entitled pursuant to Section 4.2(a)(ii) of the Company Agreement an amount shall be withheld (and not so distributed) by the Company equal to the amount of such distribution to which such LINN Incentive Member would receive with respect to any unvested LINN Incentive Units of such LINN Incentive Member (which amount shall be held in a separate bank account); provided that in the event of an Interim Distribution, solely for purposes of applying the provisions of this Section 3.5, all LINN Incentive Units held by any Qualifying Incentive Member shall be deemed vested for purposes of such Interim Distribution, subject to Section 4.2(d) of the Company Agreement. Within ten (10) Business Days following the date any LINN Incentive Units vest with respect to a LINN Incentive Member (including upon the occurrence of any Annual Vesting Date or pursuant to any Vesting Event), the Company shall distribute to such LINN Incentive Member any amounts withheld from such LINN Incentive Member with respect to such vested LINN Incentive Units pursuant to this Section 3.5. No interest shall be payable by the Company with respect to any withheld amounts. For so long as LINN holds LINN Incentive Units, the withheld amounts of any LINN Incentive Member other than LINN that forfeits its unvested LINN Incentive Units shall be distributed to LINN. If LINN no longer holds LINN Incentive Units, the withheld amounts of any LINN Incentive Member (including LINN) shall be retained by the Company for distribution to the Capital Member.
3.6    No Capital Commitments. Pursuant to the terms of the Company Agreement, the LINN Incentive Members, in their respective capacities as LINN Incentive Members, are not obligated to contribute any capital to the Company, except in respect of obligations to repay any Distribution Excess Amounts or as may be required pursuant to the DLLCA.
4.    Vesting of LINN Incentive Units.
4.1    Vesting.
(a)    LINN Incentive Units will vest as follows: (i) ten percent (10%) on each of the first five (5) anniversaries of the date of the grant (each, an “Annual Vesting Date”) and (ii) any LINN Incentive Units not vested pursuant to clause (i) hereof shall vest on the date of a Vesting Event (as defined below). In addition, upon a Company MSA Termination, if less than 50% of the LINN Incentive Units are vested at such time, an additional ten percent (10%) of the LINN Incentive Units (or such lesser amount as is sufficient to cause 50% of the LINN Incentive Units to be vested) will vest effective as of the Company MSA Termination Date; provided that if the Company MSA Termination occurs as a result of a LINN Event, then such vesting shall not occur.

(b)    Annual vesting will continue during the MSA Transition Period. In addition, as of the end of the MSA Transition Period, vesting will be deemed to have occurred on a monthly basis at the rate of 0.83% for each month following the immediately preceding Annual Vesting Date. For example, if the MSA Transition Period ended one month following the Annual Vesting Date, an additional 0.83% vesting will be deemed to occur (1 month following the immediately preceding Annual Vesting Date x 0.83%). If the MSA Transition Period ended one month prior to the Annual Vesting Date, an additional 9.13% vesting will be deemed to have occurred (11 months following the immediately preceding Annual Vesting Date x 0.83%). If LINN breaches its obligations under the MSA during the MSA Transition Period and such breach would have given the Company the right to terminate the MSA in accordance with its terms, LINN shall forfeit any rights to any further vesting set forth in this section effective from date of such breach (and any distributions that would have been made in respect of any unvested LINN Incentive Units that would have otherwise become vested LINN Incentive Units absent such breach). For the avoidance of doubt, no further vesting shall occur following the termination of the MSA other than in accordance with this Section 4.1(b).
4.2    Vesting Event. If not previously vested, each outstanding LINN Incentive Unit will vest in its entirety on the date of a Vesting Event. For purposes hereof, “Vesting Event” means the sale, in one or more series of related transactions (i) for cash of all or substantially all of the outstanding Capital Interests or assets of the Company to a Person, other than an Affiliate of Quantum, (x) at any time after, as of the time of such determination, the aggregate Capital Contributions of the Capital Member exceed 85% of the total Capital Commitment of the Capital Member or (y) in which any Unfunded Capital Commitments are reduced to zero and the Company does not anticipate raising any additional capital, or (ii) for Marketable Securities, or a combination of cash and Marketable Securities, if and only if the Company elects to terminate the MSA or if the MSA is automatically terminated pursuant to Section 10.2(a)(ii) of the MSA as a result of the Company’s election not to renew the MSA, in each case at or after such sale for Marketable Securities, of all or substantially all of the outstanding Capital Interests or assets of the Company to a Person other than an Affiliate of Quantum; provided, however, that a Vesting Event will occur upon the sale or other Transfer of such Marketable Securities for cash, regardless of whether the Company has elected to terminate the MSA or the MSA is automatically terminated pursuant to Section 10.2(a)(ii) of the MSA. For the avoidance of doubt, if the Company sells all or substantially all of the outstanding Capital Interests or assets of the Company for securities other than Marketable Securities, clause (i) or (ii) of the definition of Vesting Event, as applicable, would apply to the subsequent sale of such securities for Marketable Securities or cash, provided that the other requirements of clause (i) or (ii), as applicable, are satisfied.
4.3    Securities. In connection with a Transfer in exchange for publicly tradable securities that would cause or result in any LINN Incentive Units being converted into another security or becoming entitled to receive any distributions of cash or other property, to the extent that such LINN Incentive Units are not vested, the Board of Directors shall be authorized to take any and all actions it may deem necessary in its sole discretion to cause the vesting provisions applicable to such LINN Incentive Units to apply to any such security or cash or property distributed, including the Company holding distributions in escrow.

5.    Forfeiture. Subject to Section 4.1(a), any unvested LINN Incentive Units awarded to LINN Incentive Members hereunder will be forfeited for zero consideration (i) in the event that LINN fails to purchase or fund any Participating Interest Share (as defined in the Development Agreement) in accordance with the Development Agreement or (ii) if the MSA is terminated for any reason. In addition, if the MSA is terminated as a result of a LINN MSA Termination, an additional number of vested LINN Incentive Units equal to 10% of the LINN Incentive Units awarded hereunder will be forfeited proportionately from each LINN Incentive Member for zero consideration. Notwithstanding the foregoing, following a Company MSA Termination:
(a)    in the event that an Interim Sale or a Final Sale closes during the six-month period following the Company MSA Termination Date, all LINN Incentive Units held by each LINN Incentive Member shall be deemed vested solely for the purposes of any distribution attributable to such Interim Sale or Final Sale, as applicable, made pursuant to Section 4.2(a)(ii) or Section 4.2(b) of the Company Agreement; and
(b)    in the event that (i) an Interim Sale or a Final Sale closes after the six-month anniversary of the Company MSA Termination Date but prior to the one-year anniversary of the Company MSA Termination Date and (ii) less than 50% of the LINN Incentive Units held by a LINN Incentive Member are vested at such time, 50% of the LINN Incentive Units held by such LINN Incentive Member shall be deemed vested solely for the purposes of any distribution attributable to such Interim Sale or Final Sale, as applicable, made pursuant to Section 4.2(a)(ii) or Section 4.2(b) of the Company Agreement.
6.    Adjustments. LINN Incentive Units awarded to a LINN Incentive Member hereunder will be adjusted as hereinafter provided.
6.1    LINN Incentive Units Distributions and Splits. If the LINN Incentive Units will be subdivided or combined into a greater or smaller number of LINN Incentive Units or if the Company will issue any LINN Incentive Units as an Interest distribution on its outstanding LINN Incentive Units, the number of LINN Incentive Units subject to an award of LINN Incentive Units hereunder will be appropriately increased or decreased proportionately.
6.2    Issuances of Interests. Except as expressly provided herein and in the Company Agreement, no issuance by the Company of equity or debt instruments of any class will affect, and no adjustment by reason thereof will be made with respect to, the number of LINN Incentive Units or the percentage of distributions to which the LINN Incentive Members are collectively entitled pursuant to the Company Agreement.
7.    Withholding of Income Taxes. Upon the award of any LINN Incentive Units or transfer of LINN Incentive Units, or the making of a distribution or other payment with respect to such LINN Incentive Units, the Company may withhold taxes in respect of amounts that the Board of Directors determines constitute compensation includible in gross income and for which withholding is required under applicable law. The Board of Directors, in its sole discretion, may condition (a) the award of a LINN Incentive Unit or (b) the transferability of a LINN Incentive Unit on the owner’s making satisfactory arrangement for such withholding. Such arrangement may include payment by the owner in cash or by check of the amount of the withholding taxes or, at the sole discretion of the Board of Directors, by the owner’s delivery of previously held LINN Incentive Units, or fractions thereof, having an aggregate fair market value equal to the amount of such withholding taxes.
8.    Governmental Regulation. The Company’s obligation to sell and deliver the LINN Incentive Units under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such LINN Incentive Units. Government regulations may impose reporting or other obligations on the Company with respect to this Plan. For example, the Company may be required to file tax information returns reporting the income received by owners in connection with this Plan.
9.    Governing Law. The validity and construction of this Plan will be governed by the laws of the State of Delaware.
10.    Section 409A Savings Clause. If any compensation or benefits provided by this Plan may result in the application of Section 409A of the Code, the Company shall, in consultation with the Board of Directors, modify this Plan in order to, where applicable, (a) exclude such compensation from the definition of “deferred compensation” within the meaning of Section 409A of the Code or (b) comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provision and to make such modifications, in each case, without any diminution in the value of the benefits to the LINN Incentive Members; provided, however, that any such modification of this Plan will not have a significant adverse effect on the Company or the Capital Interests.
11.    DISPUTE RESOLUTION; CONSENT TO EXCLUSIVE JURISDICTION. ALL DISPUTES BETWEEN OR AMONG ANY PERSONS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS PLAN OR ANY AWARD OF LINN INCENTIVE UNITS UNDER THIS PLAN (INCLUDING ANY INTERPRETATION OF THE COMPANY AGREEMENT AS IT PERTAINS TO THE LINN INCENTIVE UNITS AWARDED UNDER THIS PLAN) WILL BE SOLELY AND FINALLY SETTLED IN ACCORDANCE WITH SECTION 10.3 OF THE COMPANY AGREEMENT, AND EACH PERSON ACCEPTING AN AWARD UNDER THIS PLAN AND THE COMPANY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE, OR, IF SUCH COURT SHALL NOT HAVE JURISDICTION, ANY FEDERAL COURT OF THE UNITED STATES OR OTHER DELAWARE STATE COURT LOCATED IN WILMINGTON, DELAWARE, AND APPROPRIATE APPELLATE COURTS THEREFROM, OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS PLAN OR THE COMPANY AGREEMENT, AND EACH PERSON ACCEPTING AN AWARD UNDER THIS PLAN AND THE COMPANY HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE MAY BE HEARD AND DETERMINED IN SUCH COURTS.  EACH PERSON ACCEPTING AN AWARD UNDER THIS PLAN AND THE COMPANY HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS PLAN OR THE COMPANY AGREEMENT BROUGHT IN SUCH COURTS OR ANY DEFENSE OF

INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.  EACH PERSON ACCEPTING AN AWARD UNDER THIS PLAN AND THE COMPANY AGREE THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  THIS CONSENT TO JURISDICTION IS BEING GIVEN SOLELY FOR PURPOSES OF THIS PLAN AND IS NOT INTENDED TO, AND SHALL NOT, CONFER CONSENT TO JURISDICTION WITH RESPECT TO ANY OTHER DISPUTE IN WHICH ANY PERSON ACCEPTING AN AWARD UNDER THIS PLAN OR THE COMPANY MAY BECOME INVOLVED.  EACH PERSON ACCEPTING AN AWARD UNDER THIS PLAN AND THE COMPANY HEREBY CONSENT TO PROCESS BEING SERVED BY ANY SUCH PERSON IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM OF THE NATURE SPECIFIED IN THIS SECTION 11 BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE LAST KNOWN ADDRESS OF SUCH PERSON, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.

EXHIBIT C
ALLOCATIONS AND TAX PROCEDURES
C.1.    Definitions. Capitalized words and phrases used in this Exhibit C have the respective meanings ascribed to them in the Limited Liability Company Agreement of QL Energy I, LLC dated as of June 30, 2015 (the “Agreement”) except as otherwise provided below. As used in this Exhibit C, the following terms shall have the following meanings:
C.1.1.    “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
C.1.1(a)    Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of the Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§1.704‑2(g)(1) and 1.704-2(i)(5); and
C.1.1(b)    Debit to such Capital Account the items described in Treas. Reg. §§1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treas. Reg. §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
C.1.2.    “Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the following provisions:
C.1.2(a)    To each Member’s Capital Account there shall be credited (i) the amount of cash and the Gross Asset Value of any assets contributed by the Member under the Agreement, (ii) such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section C.4 or Section C.5 hereof, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member. The principal amount of a promissory note which is not readily tradable on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Treas. Reg. §1.704‑1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Treas. Reg. §1.704‑1(b)(2)(iv)(d)(2).
C.1.2(b)    To each Member’s Capital Account there shall be debited (i) the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of the Agreement, (ii) such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section C.4 or Section C.5 hereof, and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
C.1.2(c)    In the event all or a portion of a Member’s Interest is Transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest; and
C.1.2(d)    In determining the amount of any liability for purposes of Section C.1.2(a) and Section C.1.2(b) above, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations.
The foregoing provisions and the other provisions of the Agreement relating to the maintenance of Capital Accounts are intended to comply with Treas. Reg. §1.704 1(b), and shall be interpreted and applied in a manner consistent therewith. In the event the Board of Directors shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with Treas. Reg. §1.704-1(b), the Board of Directors may make such modification, provided, that it does not have an adverse effect on the amount or timing of a distribution to any Member pursuant to the Agreement. The Board of Directors also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treas. Reg. §1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause the Agreement not to comply with Treas. Reg. §1.704-1(b), provided, that, such adjustment may not have an adverse effect on any Member who does not consent to such adjustment.
C.1.3.    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder.
C.1.4.    “Company Minimum Gain” has the meaning set forth in Treas. Reg. §§1.704‑2(b)(2) and 1.704-2(d) for partnership minimum gain.
C.1.5.    “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that (i) with respect to any property the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” pursuant to Treas. Reg. §1.704-3(d), Depreciation for such taxable year shall be the amount of book basis recovered for such year under the rules prescribed by Treas. Reg. §1.704-3(d), and (ii) with respect to any other property, the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning

Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that, if the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Directors.
C.1.6.    “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
C.1.6(a)    The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the Board of Directors.
C.1.6(b)    The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account) as determined by the Board of Directors, as of the following times: (i) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest in the Company, (iii) the liquidation of the Company within the meaning of Treas. Reg. §1.704-1(b)(2)(ii)(g), and (iv) the grant of more than a de minimis interest in the Company in consideration for the provision of services to or for the benefit of the Company by a new or existing Member; provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Board of Directors determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.
C.1.6(c)    The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution.
C.1.6(d)    The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(m), subparagraph (f) of the definition of “Profits” and “Losses” and Section C.4.7 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Board of Directors determines that an adjustment pursuant to subparagraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

C.1.6(e)    If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation or Simulated Depletion taken into account with respect to such asset for purposes of computing Profits and Losses.
C.1.7.    “Member Nonrecourse Debt” has the meaning set forth in Treas. Reg. §1.704-2(b)(4) for partner nonrecourse debt.
C.1.8.    “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. §1.704-2(i)(3).
C.1.9.    “Member Nonrecourse Deductions” has the meaning set forth in Treas. Reg. §§1.704-2(i)(1) and 1.704-2(i)(2) for partner nonrecourse deductions.
C.1.10.    “Nonrecourse Deductions” has the meaning set forth in Treas. Reg. §§1.704-2(b)(1) and 1.704-2(c). The amount of Nonrecourse Deductions for a Fiscal Year shall generally equal the net increase, if any, in the amount of Company Minimum Gain for that Fiscal Year, reduced (but not below zero) by the aggregate distributions during the year of proceeds of Nonrecourse Liabilities that are allocable to an increase in Company Minimum Gain, with such other modifications as provided in Treas. Reg. §1.704-2(c).
C.1.11.    “Nonrecourse Liability” has the meaning set forth in Treas. Reg. §1.704‑2(b)(3).
C.1.12.    “Partially Adjusted Capital Account” shall mean with respect to any Member and any Fiscal Year, the Capital Account of such Member at the beginning of such Fiscal Year, adjusted as set forth in the definition of Capital Account for all contributions and distributions during such year and all special allocations pursuant to Section C.4 (other than Section C.4.7) and Section C.5 hereof with respect to such Fiscal Year, but before giving effect to any allocations of Profits and Losses for such Fiscal Year pursuant to Section C.2 and Section C.3.
C.1.13.    “Profits” and “Losses” means, for each Fiscal Year, an amount equal to the aggregate (if positive or negative respectively) of the Company’s items of income or loss for federal income tax purposes for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication) as to such items:

C.1.13(a)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss.
C.1.13(b)    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(l), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss.
C.1.13(c)    In the event the Gross Asset Value of any asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.
C.1.13(d)    Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.
C.1.13(e)    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation.”
C.1.13(f)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.

C.1.13(g)    Any items which are specially allocated pursuant to Section C.4 or Section C.5 hereof shall not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section C.4 or Section C.5 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.
C.1.13(h)    For purposes of determining Profits and Losses, the allocation of depletable basis in, depletion allowances with respect to, and taxable gain or loss from the sale, exchange or other disposition of, the Company’s depletable properties provided for in Section 613A(c)(7)(D) of the Code shall be disregarded. Instead, Profits and Losses shall be determined by taking into account Simulated Depletion and Simulated Gain or Loss, as determined and defined in the following sentence. For purposes of determining Simulated Depletion and Simulated Gain or Loss, (i) the Company’s basis in its depletable properties (“Simulated Basis”) shall equal the Gross Asset Value of such properties, (ii) the Company shall determine the depletion allowance (“Simulated Depletion”) with respect to such depletable properties by using either the cost depletion method or the percentage depletion method (as determined by the Board of Directors on a property by property basis), (iii) the Company shall reduce the Simulated Basis of such depletable properties by the Simulated Depletion attributable to such depletable properties, and (iv) the Company shall compute gain or loss on a sale, exchange, or other disposition of such depletable properties by subtracting Simulated Basis from the amount realized by the Company upon such disposition (“Simulated Gain or Loss”). This Section C.1.13(h) is intended to comply with Treas. Reg. §1.704 1(b)(2)(iv)(k), and shall be interpreted and applied in a manner consistent therewith.
C.1.14.    “Regulatory Allocations” has the meaning set forth in Section C.5 hereof.
C.1.15.    “Target Capital Account” means, with respect to any Member and for any Fiscal Year, the Tentative Target Capital Account Balance (as hereinafter defined) reduced as provided in the last paragraph of this Section C.1.15. The “Tentative Target Capital Account Balance” is:
C.1.15(a)    The amount, if any, that a Member would receive pursuant to the provisions hereof if all Company assets were sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied to the extent required by their terms (limited, with respect to any Nonrecourse Liability, to the Gross Asset Value of the assets securing each such liability), and the remaining assets were distributed in full to the Members pursuant to Section 4.2 of the Agreement, all as of the last day of such year.

C.1.15(b)    Less, the contribution that such Member would be required to make pursuant to Section 8.2(c) of the Agreement immediately prior to the hypothetical distribution that is described in Section C.1.15(a).
The Target Capital Account of a Member is the Tentative Capital Account Balance of that Member, as determined above, reduced by the amount of income that would be allocated to such Member in the liquidation that is described in Section C.1.15(a) (which will principally be recapture of Nonrecourse Deductions and Member Nonrecourse Deductions through the chargeback of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain).
C.1.16.    “Treasury Regulation” or “Treas. Reg.” means any temporary or final income tax regulation issued by the United States Treasury Department.
C.2.    Profits. After giving effect to the special allocations set forth in Section C.4 and Section C.5 hereof, Profits for any Fiscal Year shall be allocated in the following order and priority:
Profits for any Fiscal Year shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such Fiscal Year. No portion of the Profits for any Fiscal Year shall be allocated to a Member whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account for such Fiscal Year.
C.3.    Losses. After giving effect to the special allocations set forth in Section C.4 and Section C.5 hereof, Losses for any Fiscal Year shall be allocated as set forth in Section C.3.1 below, subject to the limitation in Section C.3.2 below:
C.3.1.    Losses for any Fiscal Year shall be allocated among the Members in proportion to the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Fiscal Year.
C.3.2.    The Losses allocated pursuant to Section C.3.1 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section C.3.1, the limitation set forth in this Section C.3.2 shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Treas. Reg. §1.704‑1(b)(2)(ii)(d).
C.4.    Special Allocations. The following special allocations shall be made in the following order and priority:
C.4.1.    Minimum Gain Chargeback. Except as otherwise provided in Treas. Reg. §1.704‑2(f), notwithstanding any other provision of the Agreement, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treas. Reg. §1.704-2 (g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Reg. §§1.704-2(f)(6) and 1.704-2(j)(2). This Section C.4.1 is intended to comply with the minimum gain chargeback requirement in Treas. Reg. §1.704-2(f) and shall be interpreted consistently therewith.
C.4.2.    Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treas. Reg. §1.704-2(i)(4), notwithstanding any other provision of the Agreement or this Exhibit C, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg. §1.704‑2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg. §§1.704‑2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Reg. §§1.704-2(i)(4) and 1.704-2(j)(2). This Section C.4.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treas. Reg. §1.704-2(i)(4) and shall be interpreted consistently therewith.
C.4.3.    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. §§1.704‑1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided, that an allocation pursuant to this Section C.4.3 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Exhibit C have been tentatively made as if this Section C.4.3 were not in this Exhibit C. This Section C.4.3 is intended to comply with the qualified income offset requirement in Treas. Reg. §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
C.4.4.    Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of the Agreement or this Exhibit C and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided, that an allocation pursuant to this Section C.4.4 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in the Agreement or this Exhibit C have been made as if Section C.4.3 hereof and this Section C.4.4 were not in this Exhibit C.
C.4.5.    Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Capital Member if the Base Return has not been met, otherwise in a manner in which distributions are made pursuant to Section 4.2(a)(ii).
C.4.6.    Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. §1.704-2(i)(1); provided, however, that if more than one Member bears the economic risk of loss for such debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated to and among the Members in the same proportion that they bear the economic risk of loss for such Member Nonrecourse Debt. This Section C.4.6 is intended to comply with the provisions of Treas. Reg. §1.704-2(i) and shall be interpreted consistently therewith.
C.4.7.    Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(m)(2) or Treas. Reg. §1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Capital Member if the Base Return has not been met, otherwise in a manner in which distributions are made pursuant to Section 4.2(a)(ii), in the event that Treas. Reg. §1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Treas. Reg. §1.704-1(b)(2)(iv)(m)(4) applies.
C.4.8.    Additional Allocations. The following special allocations shall be made:
C.4.8(a)    If the Company has Profits for any Fiscal Year (determined before giving effect to any allocation pursuant to this Section C.4.8(a)), any Member whose Partially Adjusted Capital Account is greater than its Target Capital Account for such Fiscal Year shall be specially allocated items of Member deduction or loss for such Fiscal Year equal to the difference between its Target Capital Account and its Partially Adjusted Capital Account. In the event the Company has insufficient items of deduction and loss for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of deduction and loss shall be divided among such Members in proportion to their differences.

C.4.8(b)    If the Company has a Loss for any Fiscal Year (determined prior to giving effect to any allocation pursuant to this Section C.4.8(b)), any Member whose Target Capital Account is greater than its Partially Adjusted Capital Account for such Fiscal Year shall be specially allocated items of Company income or gain for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account. In the event the Company has insufficient items of income or gain for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of income or gain shall be divided among such Members in proportion to such differences.
C.4.8(c)    The availability of items of income, gain, loss or deduction to be specially allocated pursuant to this Section C.4.8 shall be determined after giving full effect to all of the preceding provisions of Section C.4.
C.5.    Curative Allocations. The allocations set forth in Section C.3.2, Section C.4.3 and Section C.4.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section C.5. Therefore, notwithstanding any other provision of the Agreement (other than the Regulatory Allocations), the Board of Directors shall make such offsetting allocations of Company income, gain, loss, or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement; provided, however, that no such allocation shall cause a Member to have an Adjusted Capital Account Deficit.
C.6.    Intent of Allocations. The parties intend that the allocation provisions of this Exhibit C shall produce final Capital Account balances of each of the Members that will permit liquidating distributions in accordance with Section 4.2(a) of the Agreement to be equal to the Capital Account balance of each Member immediately before such liquidating distributions. To the extent that the allocations required in this Exhibit C would fail to produce such final Capital Account balances, (i) such allocation provisions shall be amended by the Board of Directors if and to the extent necessary to produce such result and (ii) items of Company income, gain, loss, or deduction for prior open taxable years shall be reallocated by the Board of Directors among the Members to the extent it is not possible to achieve such result with allocations of Company income, gain, loss, or deduction for the current taxable year and future taxable years.

C.7.    Other Allocation Rules.
C.7.1.    Profits, Losses or any other items allocable to any period shall be determined on a daily, monthly or other basis, as determined by the Board of Directors using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.
C.7.2.    The Members are aware of the income tax consequences of the allocations made in the Agreement and hereby agree to be bound by the provisions of the Agreement in reporting their shares of Company income and loss for income tax purposes.
C.7.3.    Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treas. Reg. §1.752-3(a)(3), the Members’ interests in Company profits shall be allocated to the Capital Member if the Base Return has not been met, otherwise in a manner in which distributions are made pursuant to Section 4.2(a)(ii).
C.7.4.    To the extent permitted by Treas. Reg. §1.704-2(h)(3), the Board of Directors shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.
C.8.    Tax Allocations; Section 704(c) of the Code.
C.8.1.    In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subparagraph (a) of the definition of “Gross Asset Value”). For purposes of such allocations, the Company shall elect the remedial allocation method described in Treas. Reg. §1.704-3(d).
C.8.2.    In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.
C.8.3.    Subject to Section Ca.8.1, any elections or other decisions relating to such allocations shall be made by the Board of Directors. Allocations pursuant to this Section C.8 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of the Agreement.

C.8.4.    Except as otherwise provided in the Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as the corresponding item of income, gain, loss and deduction was allocated for Capital Account purpose. For purposes of determining the nature (as ordinary or capital) of any Company gain allocated among the Members for Federal income tax purposes pursuant to the Agreement, the portion of such gain required to be recognized as ordinary income pursuant to Section 1245 and/or Section 1250 of the Code shall be deemed to be allocated among the Members in accordance with Treas. Reg. §§1.1245‑1(e)(2) and 1.1250-1(f). Notwithstanding any other provision herein to the contrary, in the event that any deductions that have been allocated to the Members are recaptured, the recaptured amounts will be allocated to the Members that received the deductions.
C.8.5.    Depletion and Gain or Loss from Dispositions of Depletable Property. The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall in accordance with Section 613A(c)(7)(D) of the Code, be computed for federal income tax purposes separately by the Members rather than the Company. The proportionate share of the adjusted tax basis of each oil and gas property shall be allocated to the Capital Member if the Base Return has not been met, otherwise in a manner in which distributions are made pursuant to Section 4.2(a)(ii). For the purposes of the separate computation of gain or loss by each Member on the sale or disposition of each separate oil and gas property (as defined in Section 614 of the Code), the Company’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for federal income tax purposes (subject to Section C.7.1 of this Exhibit C) among the Members as follows: (a) first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Members in the same percentages as the aggregate adjusted tax basis of such property was allocated to the Members, and (b) second as part of Profits (i.e. which includes Simulated Gain), allocated pursuant to Section C.2 of this Exhibit C.
C.9.    Reliance on Advice of Accountants and Attorneys. The Board of Directors will have no liability to the Members or the Company if the Board of Directors relies upon the written opinion of tax counsel or accountants retained by the Company with respect to all matters (including disputes) relating to computations and determinations required to be made under this Exhibit C or other related provisions of the Agreement.
C.10.    Issuance of Membership Equity for Services. The Company will follow the proposed Treasury Regulations that were issued on May 24, 2005 regarding the issuance of partnership equity for services (including Prop. Treas. Reg. §§1.83-3, 1.83-6, 1.704-1, 1.706-3, 1.721-1 and 1.761-1), as such regulations may be subsequently amended, upon the issuance of LINN Incentive Interests or other equity membership interests (or options) issued for services rendered or to be rendered to or for the benefit of the Company, until final Treasury Regulations regarding these matters are issued. In furtherance of the foregoing, the definition of Capital Accounts and Gross Asset Value, and the allocations of Profits and Losses of the Company set forth in this Exhibit C, shall be made in a manner that is consistent with the proposed Treasury Regulations, including without limitation, Prop. Treas. Reg. §1.704‑1(b)(4)(xii). If the provisions of the proposed Treasury Regulations and the proposed Revenue Procedure described in IRS Notice 2005-43, or provisions similar thereto, are adopted as final (or temporary) rules (the “New Rules”), the Board of Directors is authorized to make such amendments to this Exhibit C (including provision for any safe harbor election authorized by the New Rules) as the Board of Directors may determine to be necessary or advisable.

EXHIBIT D
GUIDELINES APPLICABLE TO LINN INCENTIVE UNITS
In connection with the issuance of the LINN Incentive Interest, Quantum and LINN further agree as follows:
1. Participation and input
The Quantum Directors will have the right to participate as observers in those portions of meetings of the Compensation Committee of the Board of Directors of LINN (“Compensation Committee”) in which there are discussions regarding goal setting, performance evaluation and compensation decisions based on these guidelines.
2. Annual review within current compensation structure
Following the initial acquisition of target assets, the performance of the Company (and any successor company) shall be an ongoing factor in compensation decisions for LINN senior management (officers with a title of Vice President and above).
The Compensation Committee and Quantum will design assessment criteria related to the Company’s performance (both quantitative and qualitative) that will be included in the annual compensation framework for LINN senior management. The criteria will be agreed prior to the initial acquisition of target assets so that it can be incorporated into year-end assessments beginning with the year in which an initial acquisition takes place. In the case of performance measures if used by the Compensation Committee, such criteria will be given a minimum weighting of 5% for quantitative performance measures and 5% for qualitative strategic pathways in the overall compensation framework for LINN senior management.
3. Supplemental performance bonus plan
By year-end 2015, the Compensation Committee and Quantum will design and implement a supplemental performance-based bonus plan for LINN employees that will be in addition to any existing short or long-term incentive plans. The purpose of this plan will be to provide Quantum alignment of interest with the individuals directly responsible for creating value for the Company and therefore aligning Quantum’s interests directly with the interests of LINN unitholders so that both LINN and LINN employees are directly incentivized to create value for the Company, which in turn creates value for LINN unitholders and alignment of interest with Quantum.
This supplemental plan will be directly tied to the tangible value realized by LINN unitholders through incentive payments received by LINN from the Company. Specifically, in any year in which the Company intends to make a cash incentive payment to LINN, a portion of the proceeds, as determined by mutual consent of the Compensation Committee and Quantum, will be allocated to this supplemental bonus plan. The Compensation Committee will determine the amount of bonuses

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to be paid and the allocation of such bonuses among LINN employees, and will take into account total LINN unitholder performance when establishing supplemental bonus amounts. The Compensation Committee will obtain Quantum’s consent in connection with such determinations.

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